UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Dover Corporation

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Notice Of Annual Meeting Of Shareholders

March 18, 2011

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at Royal Palms Resort, 5200 East Camelback Road, Phoenix, Arizona 85018 on May 5, 2011, at 1:00 p.m. local time, to be held for the following purposes:

1.	To elect twelve directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

3.	To adopt an advisory vote on executive compensation; and

4.	To adopt an advisory vote on the frequency of holding an advisory vote on executive compensation.

All holders of record at the close of business on March 9, 2011 are entitled to vote at the meeting or any adjournments thereof. We urge you to vote your shares as soon as possible.

By authority of the board of directors,

JOSEPH W. SCHMIDT
       Secretary

PROXY STATEMENT

i

www.dovercorporation.com
3005 Highland Parkway, Suite 200
Downers Grove, Illinois 60515

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this proxy statement to our shareholders in connection with the solicitation of proxies by the board of directors for use at our 2011 Annual Meeting of Shareholders (the “Meeting”).

Record Date

The record date for determining shareholders eligible to vote at the Meeting is March 9, 2011. As of the close of business on that date, we had outstanding 186,692,150 shares of common stock. Each share of common stock is entitled to one vote on each matter.

Electronic Delivery of Proxy Materials

We have made available to you over the internet or delivered paper copies of our proxy statement, a proxy card and our Annual Report to Shareholders (of which our 2010 Annual Report on Form 10-K is a part) in connection with the Meeting. We are using the SEC’s rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our shareholders a notice about the internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the internet and to request a paper copy by mail by following the instructions in the notice. In addition, the notice contains instructions for electing to receive proxy materials over the internet or by mail in future years.

Quorum

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy.

Shareholders of Record; Beneficial Owners

Most shareholders of our common stock hold their shares beneficially through a stockbroker, bank or other nominee rather than of record directly in their own name. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the notice or proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the Meeting. If you received or requested printed copies of the proxy materials, Dover has enclosed a proxy card for you to use. You may also vote on the internet or by telephone, as described in the proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote those shares in person at the Meeting, unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

Items of Business

There are four proposals scheduled to be voted on at the Meeting:

1.	the election of the twelve nominees for director;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2011;

3.	an advisory vote on executive compensation; and

4.	an advisory vote on the frequency of holding an advisory vote on executive compensation.

Vote Required

A majority of the votes cast at the Meeting is required to elect directors. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director in order for that director to be elected. Proposals 2 through 4 will require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting. Our organizational documents do not provide for cumulative voting.

If you are a shareholder of record and sign and return your proxy card or vote electronically without making any specific selection, then your shares will be voted FOR Proposals 1, 2, 3 and 4.

If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Proposal 1. However, they will have the same effect as a vote against Proposals 2, 3 and 4.

If you are a beneficial owner and hold your shares through a broker or other nominee, and do not provide your broker or nominee with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. If your broker or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee will inform us that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote”. Only Proposal 2 will be considered a routine matter for the Meeting. Broker non-votes will not affect the outcome of the vote on Proposal 1.

Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

Voting Procedures

If you are a shareholder of record, you may vote in person at the Meeting, over the internet, by telephone, or by mail by following the instructions provided in our notice or proxy materials. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.

Revoking Your Proxy

If you are a shareholder of record, whether you give your proxy over the internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by using the internet or the telephone or by mailing a new proxy card bearing a later date so it is received prior to the Meeting.

Shareholders Sharing the Same Address

SEC rules permit us to deliver only one copy of the proxy statement or the notice of internet availability of the proxy statement to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called “householding”, reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive or have internet access to separate proxy cards.

If you are a shareholder of record and wish to receive a separate copy of the proxy statement, now or in the future, at the same address, or you are currently receiving multiple copies of the proxy statement at the same address and wish to receive only a single copy, please write to or call the Corporate Secretary, Dover Corporation, 3005 Highland Parkway, Suite 200, Downers Grove, Illinois 60515, telephone: (630) 541-1540.

Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials or notice of internet availability of the proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the reasonable and actual costs of printing, mailing and soliciting proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies. We have retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries, and to send proxies and proxy materials to the beneficial owners of such shares, for a fee of $10,000 plus expenses.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of Directors

There are twelve nominees for election to our board at this Meeting, each for a period of one year. If any nominee for election becomes unavailable to serve as a director before the Meeting, an event which we do not anticipate, the persons named as proxies will vote for a substitute nominee or nominees as may be designated by our board of directors. Directors will be elected by a majority of the votes cast for and against them. All of the nominees for director for election at the Meeting currently serve on our board and are being proposed by our board. Each director elected at the Meeting will serve until the election and qualification of his or her successor. James L. Koley, who has served on our board for 22 years, is not standing for reelection.

The board, in part through its delegation to the governance and nominating committee, seeks to recommend qualified individuals to become members of the board. The board selects individuals as director nominees who, in the opinion of the board, demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other nominees to the board, in collectively serving the long-term interests of all our shareholders. The board prefers nominees to be independent of the company, but believes it is desirable to have on the board a representative of current management. In considering diversity in selecting director nominees, the governance and nominating committee gives weight to the extent to which candidates would increase the effectiveness of the board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. Given the global reach and broad array of types of businesses operated by Dover companies, the board considers multi-industry and multi-geographic experience a significant plus.

Director since 1995	David H. Benson
Age 73

Senior Advisor, Fleming Family & Partners (since September 2001; investment management company); Director of F. F. and P. Alternative Strategies Income Fund (investment management company); formerly Vice Chairman of The Kleinwort Benson Group plc (financial services company), Chairman of The COIF Charities Fund (investment and cash management for charities), Director of BG Group plc (“British Gas”) (gas exploration and production), Murray International Investment Trust (investment company) and The Rouse Company (real estate development).

Mr. Benson brings to the board extensive experience with boards and governing bodies of public and private companies both within the U.S. and internationally. His career commenced in the oil and gas industry (Shell Petroleum) and in this sector he later served for 16 years on the British Gas board. His principal career was in Merchant Banking and Asset Management, chairing both the board of a major Public Investment Trust and The Charities Official Investment Fund (the U.K.’s major charitable common investment fund). He also has had past experience as an advisor to the European Board of Campbell Soup and Director of The Rouse Company where he chaired its audit committee. This broad international experience enables him to provide valuable input to the board in its oversight of financial matters and matters involving capital allocation, cash management and strategy concerning the energy markets and our operations and continued growth in international markets.

Director since 2005	Robert W. Cremin
Age 70

Chairman (since May 2009) of the Board of Directors of Dover; Chairman (since 2001), President (from 1997 to 2009) and Chief Executive Officer (from 1999 to 2009) of Esterline Technologies Corporation (manufacturer of aerospace and defense products); Director of Premera Blue Cross (since May 2010); Director of British-American Business Council of the Pacific Northwest; and the British Honorary Consul in Seattle.

Mr. Cremin’s experience makes him a valuable contributor to the board and advisor to our CEO on matters involving business strategy, capital allocation, acquisition and divestiture opportunities, and the aerospace and defense markets. His experience as Chairman of Esterline allowed him to develop many skills that have contributed and will continue to contribute to the effective functioning of our board. Under Mr. Cremin’s leadership, Esterline pursued a strategy that enabled it to grow its sales more than tenfold, in part by shedding non-core businesses, focusing on the markets it knew best, significantly expanding its investments in research and development, and cultivating a culture focused on lean manufacturing and velocity. In addition, his technical expertise and background in engineering contribute to the board’s understanding and consideration of opportunities involving Dover companies and the markets they serve. Mr. Cremin has an MBA from Harvard University.

Director since 1994	Jean-Pierre M. Ergas
Age 71

Private Investor; Managing Partner (since 2010), Ergas Ventures, LLC; Former Chairman of the Board (from 2000 - 2010), Chief Executive Officer (from 2000 to 2007) and Director (since 1995) of BWAY Corporation (steel and plastic container manufacturer); and Director of Plastic Omnium (manufacturer of automotive components and plastic products).

Mr. Ergas brings to the board substantial international management experience as a former Chief Executive Officer and Chairman of five companies in the U.S. and Europe, including BWAY Corporation, American National Can Company, Cedegur Pechiney, Cebal S.A. and Alcan Europe, and senior executive at Pechiney S.A. and Alcan Aluminum Limited. As Chief Executive Officer of American National Can Company, he led the successful integration of American National Can into its new French parent, Pechiney S.A., a global packaging and aluminum company, following its acquisition by Pechiney in a $3.5 billion deal completed in 1988. He was credited for managing the integration in a manner that avoided pitfalls common to cross-border acquisitions. He was also credited with increasing productivity and operating profits. As Chairman and CEO of BWAY Corporation for ten years, Mr. Ergas was instrumental in more than tripling its shareholder value. Drawing on his background, knowledge and experience managing all aspects of international businesses, including privatizations, acquisitions, cross-border transactions, post-merger integrations, productivity and performance initiatives, Mr. Ergas provides important advice to our CEO and contributes significantly to the board’s oversight of matters involving Dover’s continued expansion into international markets, business development and corporate strategies, as well as acquisition and divestiture activities. Mr. Ergas holds an MBA from Harvard University.

Director since 2007
Peter T. Francis
Age 58
Managing Member of Mukilteo Investment Management Company, responsible for investments in gas royalty and real estate partnerships, private equity funds, leveraged buyouts and stock portfolios; Retired Chairman of the Board of Directors (from 1993 to 2008) and President and Chief Executive Officer (from 1994 to 2009) of J. M. Huber Corporation (privately held diversified company focused on engineered materials, natural resources and technology-based services).

Mr. Francis’ responsibilities as an investment manager require him to make regular business and investment decisions across a wide range of industries, an important perspective that he brings to the board. His experience as Chairman, President and CEO for over 16 years of an international manufacturing conglomerate with locations in over 25 countries enables him to provide valuable input to the board and our CEO on matters relating to engineered materials, electronics, natural resources and technology-based services; a wide range of management processes, including compensation, performance evaluation and succession planning; and a variety of board processes, such as governance, management oversight and board composition. As chairman of the board of J.M. Huber Corporation, Mr. Francis led the design of board processes, the implementation of individual board member evaluations, and the development of the audit, nominating, management and compensation, environmental and finance committee charters. As President and CEO, Mr. Francis entirely redesigned Huber’s strategy and restructured its portfolio with over 25 divestitures and 100 acquisitions. Mr. Francis has also lived and worked outside the United States for more than eight years and brings an international perspective to the board. Mr. Francis has an MBA from Stanford University.

Director since 1999	Kristiane C. Graham
Age 53

Private Investor.

Ms. Graham’s experience as a private investor with substantial holdings of Dover stock and her shared interests in Dover, including interests through charitable organizations of which she is a director, makes her a good surrogate for our individual and retail investors. Ms. Graham also has past experience with a commercial bank, primarily as a loan officer. She then founded and operated an advisory company and a publication regarding international thoroughbred racing and now co-manages her family’s investments. During her 12 years on the board, she has devoted substantial time to monitoring the development of Dover operating company leaders, enabling her to provide the board valuable insights regarding management succession. As a member of one of the founding families of Dover, Ms. Graham also brings to the board a sense of Dover’s historical values, culture and strategic vision which the board believes is beneficial as it considers various strategic planning alternatives for shaping Dover’s future.

Director since 2008	Robert A. Livingston
Age 57

President and Chief Executive Officer of Dover (since December 1, 2008); President and Chief Operating Officer of Dover (from July 2008 to December 2008); Vice President of Dover, President and Chief Executive Officer of Dover Engineered Systems (from August 2007 to July 2008); Vice President of Dover, President and Chief Executive Officer of Dover Electronics, Inc. (from October 2004 to July 2007); and President of Vectron International (from January 2004 to October 2004).

Mr. Livingston is Dover’s current Chief Executive Officer and the board believes it is desirable to have on the board one active management representative to facilitate its access to timely and relevant information and its oversight of management’s long-term strategy, planning and performance. Mr. Livingston brings to the board considerable management experience and a deep understanding of Dover’s companies, history and operating model which he gained during more than 27 years in management positions at Dover companies, including 10 years in operating company positions in finance, general management and as President, and 14 years in senior management positions at three Dover segments, including four years as segment CEO. His background in finance, his experience in all aspects of management, including manufacturing operations, acquisitions, divestitures, restructurings and integrations, and his passion for leadership development enable him to give valuable input to the board in matters involving business strategy, capital allocation, transactions and succession planning.

Director since 1999	Richard K. Lochridge
Age 67

Retired President of Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer) and PETsMART (pet supplies retailer).

Mr. Lochridge’s experience in management consulting makes him a valuable contributor to the board and advisor to our CEO as an expert on strategic planning, management styles, succession planning and similar matters. He worked many years with a major consulting company where a majority of his experience was with non-U.S. companies or covering international or global markets, and where he was for a time in charge of all international offices. His consulting work has enabled him to work closely with the boards and senior management of many public companies on complex and important transactions and projects in global arenas, giving him experience and insight that are beneficial to Dover. In addition, over a period of 26 years, Mr. Lochridge has served on the boards of seven public companies, including the three on which he currently serves. On these boards, he has at various times served as non-executive chair and chair of the audit, finance and compensation committees.

Director since 2001	Bernard G. Rethore
Age 69

Chairman of the Board Emeritus of Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999), of Flowserve Corporation; Director and Chairman of the Audit Committee of Belden, Inc. (signal transmission solutions); Director and member of the Compensation and Audit Committees of Mueller Water Products, Inc. (fire hydrants, valves and ductile iron pipes); Director and Chairman of the Compensation Committee and former Audit Committee member of Walter Energy, Inc. (energy and natural resources); former Director and Chairman of the Compensation Committee of Maytag Corporation (home and commercial appliance manufacturer).

Mr. Rethore brings to the board valuable experience and expertise based on his more than 30 years in general management of diversified manufacturing companies conducting business in the U.S., Europe, Latin America and Asia in many of the markets and product areas relevant to Dover’s businesses. Mr. Rethore has served as Chairman and CEO of Flowserve Corporation and of BW/IP, Inc., two publicly traded, multi-national manufacturing companies in the flow control arena. He was also President of Phelps Dodge Industries and a Senior Vice President and member of the Senior Management Committee of Phelps Dodge Corporation. Mr. Rethore’s extensive management experience makes him a valuable contributor to the board and advisor to our CEO on matters involving business strategy, capital allocation, and acquisition and divestiture opportunities. Mr. Rethore also has a considerable board/governance background, having served as a director or trustee for a number of public companies as well as educational and not-for-profit institutions, with experience across a broad array of committee responsibilities. In 2008, he was named an Outstanding Director by the Outstanding Directors’ Exchange. Mr. Rethore also brings significant expertise in financial matters and holds an MBA with a major in Accounting from the Wharton School.

Director since 1999	Michael B. Stubbs
Age 62

Private Investor; former director of Moore-Handley, Inc. (wholesale hardware distributor).

Mr. Stubbs’ financial expertise, based on his extensive experience in the finance and investment professions, makes him a valuable asset to the board in its financial oversight function and strategic planning. Mr. Stubbs has spent his entire professional career in finance, including working in mergers and acquisitions for a public company, having been a principal in several leveraged buyouts, and a founder/principal of an SEC registered investment advisor. Mr. Stubbs has also served as Chief Financial Officer, President and Chair of various private companies. Like Ms. Graham, Mr. Stubbs’s family is one of the founding families of Dover and he brings to the board extensive familiarity and experience with the founding principles, general business strategy and culture of Dover.

Director since 2010	Stephen M. Todd
Age 62

Independent Consultant (since 2010); Global Vice Chairman, Assurance Professional Practice of Ernst & Young (E&Y) Global Limited, London, UK (assurance, tax, transaction and advisory services firm) (from 2003 until June 2010), and prior thereto, various leadership positions with Ernst & Young since 1981; Member of Board of Trustees of Ancora Trust (registered investment company).

Mr. Todd’s experience in the accounting profession makes him an excellent addition to the board and audit committee. Mr. Todd brings to the board significant financial experience in both domestic and international business following a 40 year career at Ernst & Young where he specialized in assurance and audit. His experience, especially his years as Global Vice Chairman of Ernst & Young Global Limited’s Assurance Professional Practice and as audit partner for a multinational company, gives him unique insights into accounting and financial issues facing a global business such as Dover and brings the perspective of an outside auditor to the audit committee.

Director since 2010	Stephen K. Wagner
Age 63

Senior Advisor, Center for Corporate Governance, of Deloitte & Touche LLP (Deloitte) (audit, financial advisory, tax and consulting firm) (since 2009); Managing Partner, Center for Corporate Governance of Deloitte (from 2005 to 2009); Deputy Managing Partner, Innovation, Audit and Enterprise Risk, United States, of Deloitte (from 2002 to 2007); Co-Leader, Sarbanes-Oxley Services, of Deloitte (from 2002 to 2005).

Mr. Wagner’s over 30 years experiences in accounting make him an excellent addition to the board and the audit committee. His work in Sarbanes- Oxley and other corporate governance regulations, including his years as Managing Partner at Deloitte & Touche’s Center for Corporate Governance, make him well suited to advise the board on financial, auditing and finance-related corporate governance matters. He brings to the board an outside auditor’s perspective on matters involving audit committee procedures, internal control and accounting and financial reporting matters.

Director since 2005	Mary A. Winston
Age 49

Senior Vice President and Chief Financial Officer of Giant Eagle Inc. (grocery and fuel retailer) (since September 2008); formerly, President of Winsco Financial LLC (financial and strategic consulting firm) (from July 2007 to September 2008); Executive Vice President and Chief Financial Officer of Scholastic Corporation (children’s publishing and media company) (from February 2004 to January 2007); and Director and Audit Committee Member of Plexus Corporation (electronics manufacturing services company).

Ms. Winston brings to the board valuable experience and expertise based on her more than 20 years of financial management and consulting experience. Ms. Winston, who started her career as a CPA with a large global public accounting firm, has extensive experience with financial and accounting matters for large public companies. She serves as chief financial officer of Giant Eagle Inc. and previously served as chief financial officer of Scholastic, Inc., where she guided the company’s strategy to improve capital allocation, cash flow and overall financial performance. Ms. Winston also held various senior executive positions in the finance departments of Visteon Corporation and Pfizer, Inc. Ms. Winston’s background and experience make her a valuable contributor to the board on matters involving audit committee procedures, financial analysis, internal control, and accounting and financial reporting matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Board of Directors and Committees

All of our directors, with the exception of Mr. Livingston who is the management representative, satisfy all the criteria for being “independent” members of our board. This includes the criteria established by the SEC and the New York Stock Exchange Listing Standards (“NYSE Listing Standards”), as well as our standards for classification as an independent director (the “Dover Independence Standards”) which are available on our website at www.dovercorporation.com. In addition, our board of directors has determined that all members of the audit committee qualify as “audit committee financial experts” as defined in SEC rules.

Our board of directors met six times during 2010. Our board has three standing committees — the audit committee, the compensation committee, and the governance and nominating committee. In 2010, the audit committee held eight meetings, the compensation committee held five meetings, and the governance and nominating committee held five meetings. In 2010, each director attended at least 75% of the board and standing committee meetings held while he or she was a member of the board and relevant standing committee.

The table below sets forth a summary of our committee structure and membership information.

		Compensation	Governance and
Directors	Audit Committee	Committee	Nominating Committee
David H. Benson			✓
Robert W. Cremin (1)		✓	✓
Jean-Pierre M. Ergas		✓	✓(2)
Peter T. Francis		✓
Kristiane C. Graham		✓	✓
James L. Koley (4)			✓
Robert A. Livingston
Richard K. Lochridge		✓(2)
Bernhard G. Rethore	✓(3)
Michael B. Stubbs	✓(3)
Stephen M. Todd	✓(3)
Stephen K. Wagner	✓(3)
Mary A. Winston	✓(2)(3)

(1)	Chairman of the Board of Directors.

(2)	Committee Chair.

(3)	Qualifies as an audit committee financial expert.

(4)	Mr. Koley is not standing for reelection at the Meeting.

Audit Committee

The primary functions of the audit committee consist of:

•	selecting and engaging our independent registered public accounting firm (“independent auditors”); overseeing the work of our independent auditors and our director of internal audit;

•	approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting.

The audit committee’s responsibilities, authority and resources are described in greater detail in its written charter. For additional information, see “Items to be Voted Upon — Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Audit Committee Report” elsewhere in this proxy statement.

Compensation Committee

The compensation committee, together with our other independent directors, approves compensation for our chief executive officer. The compensation committee also:

•	approves compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	grants awards and approves payouts under our 2005 Equity and Cash Incentive Plan (the “2005 plan”) and our Executive Officer Annual Incentive Plan (the “AIP”);

•	approves changes to our compensation plans;

•	approves compensation for the board of directors;

•	oversees the succession planning and management development programs; and

•	supervises the administration of the compensation plans.

The compensation committee’s responsibilities, authority and resources are described in greater detail in its written charter.

Governance and Nominating Committee

The governance and nominating committee develops and recommends corporate governance principles to our board. In addition, the governance and nominating committee identifies and recommends to our board candidates for election as directors and any changes it believes desirable in the size and composition of our board. For a discussion of the committee’s procedures for selecting nominees to our board, see “Items to be Voted Upon — Proposal 1 — Election of Directors — Qualifications and Nominations of Directors”. The committee also makes recommendations to our board concerning the structure and membership of our board’s committees. The governance and nominating committee’s responsibilities, authority and resources are described in greater detail in its written charter.

Corporate Governance

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our board periodically reviews Dover’s corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

Our board of directors has adopted written corporate governance guidelines that set forth the responsibilities of our board and the qualifications and independence of its members and the members of its standing committees. In addition, our board has adopted a code of business conduct and ethics setting forth standards applicable to all of our companies and their employees, a code of ethics for our chief executive officer and senior financial officers, and charters for each of its standing committees. All of these documents (referred to collectively as governance materials) are available on our website at www.dovercorporation.com. Each of our segments and operating companies has a written code of conduct that meets or exceeds the standards of our code of business conduct and ethics.

Director Independence

Our board has determined that at least two-thirds of its members and all of the members of its audit, compensation, and governance and nominating committees must be independent from management and must meet all of the applicable criteria for independence established by the NYSE, the SEC and Dover. Our board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the board determines that he or she has no material relationship with Dover, directly or as an officer, shareholder or partner of an organization that has a material relationship with Dover.

Our board has determined that each of the current members of the board, except for Robert A. Livingston, who is the current management representative on our board, has no material relationship with Dover and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of our board, except for Mr. Livingston, meet the Dover Independence Standards, which are available on our website.

Majority Standard for Election of Directors

Under our by-laws and corporate governance guidelines, the voting standard in director elections is a majority of the votes cast. Under the majority standard, a director must receive more votes in favor of his or her election than votes against his or her election. Abstentions and broker non-votes do not count as votes cast with respect to a director’s election. In contested director elections (where there are more nominees than available seats on the board), the plurality standard will apply.

For an incumbent director to be nominated for re-election, he or she must submit an irrevocable, contingent resignation letter. The resignation will be contingent on the nominee not receiving a majority of the votes cast in an uncontested election and on the board’s acceptance of the resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the governance and nominating committee will make a recommendation to our board concerning the resignation. Our board will act on the resignation within 90 days following certification of the election results, taking into account the committee’s recommendation. The board will publicly announce its decision and, if the resignation is rejected, the rationale for its decision.

Board Leadership Structure and Risk Oversight

Our board has adopted a structure whereby the chairman of the board is an independent director. We believe that having a chairman independent of management provides strong leadership for the board and helps ensure critical and independent thinking with respect to our company’s strategy and performance. Our chief executive officer is also a member of the board of directors as the management representative on the board. We believe this is important to make information and insight directly available to the directors in their deliberations. This structure gives us an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

Our board believes that risk oversight is the responsibility of the board as a whole and not of any one of its committees. The board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes and receives reports from each of its committees concerning, among other things, risks arising within its areas of responsibility. In 2009, with the input and involvement of our board and the assistance of a consultant, a management team prepared a study of enterprise risks the company may face, with plans to mitigate identified risks. Since then, each quarter this team, consisting of senior executive managers with input from the consultant, reassesses the list and severity of these risks and the status of efforts to mitigate them and reports to the board on that reassessment.

Director Attendance at Shareholders Meetings

Our directors are expected to attend the annual shareholders meeting. Eleven of the twelve directors then on the board attended the Annual Meeting of Shareholders held on May 6, 2010.

Director and Executive Officer Stock Ownership

Our board has adopted a policy that directors are expected to hold at any time a number of shares at least equal to the aggregate number of shares they received as the stock portion of their annual retainer during the past five years, net of an assumed 30% tax rate. Executive officers are expected to hold a number of shares with a value at least equal to a multiple of their annual salary. For a discussion of the executive officer share ownership guidelines, see “Executive Compensation — Compensation Discussion and Analysis — Other Programs and Compensation Policies”.

Directors’ Meetings; Self-evaluations

Our directors meet at regularly scheduled executive sessions without management representatives. Mr. Cremin, as Chairman of the Board of Directors, presides at these sessions. Our board and its committees conduct annual self-evaluations of their performance.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The audit committee holds regular quarterly meetings at which it meets separately with each of our independent registered public accounting firm, PwC, the director of internal audit, financial management and the general counsel to assess certain matters, including the status of the independent audit process and management’s assessment of the effectiveness of internal control over financial reporting. In addition, the audit committee as a whole reviews and meets to discuss the contents of each Form 10-Q and Form 10-K (including the financial statements) prior to its filing with the SEC. Management has a disclosure controls and procedures committee, which includes among its members our chief financial officer, our controller, our director of internal audit and our general counsel, as well as the chief financial officers of our segments. This management committee meets at least quarterly to review our earnings release and quarterly or annual report, as the case may be, for the prior quarter and our disclosure controls and procedures.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbox Act”), the audit committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to Dover, care of our corporate secretary, or through the communications coordinator, an external service provider, by mail, fax, telephone or via the internet as published on our website. The communications coordinator forwards such communications to Dover’s general counsel without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with our board and the non-management directors in any of these same manners. Such communications are forwarded to the chair of the governance and nominating committee and our general counsel.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our senior executive officers or directors, any of their immediate family members or any of our 5% shareholders have a material interest. There were no related party transactions in or since 2010. Should a proposed transaction or series of similar transactions involve any such persons and an amount that exceeds $120,000, it would be subject to review and approval by the governance and nominating committee in accordance with a written policy and the procedures adopted by our board, which are available with the governance materials on our website.

Under the procedures, management determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the governance and nominating committee. The governance and nominating committee reviews the relevant facts and circumstances of the transaction and approves or rejects the transaction. If it is impractical or undesirable to defer the proposed transaction until the next committee meeting, the chair of the committee decides whether to approve the transaction and reports the transaction at the next meeting. Should the proposed transaction involve the chief executive officer or enough members of the governance and nominating committee to prevent a quorum, the disinterested members of the committee review the transaction and make a recommendation to the board, which then approves or rejects the transaction. No director may participate in the review of any transaction in which he or she is a related person.

Compensation Consultant Fee Disclosure

The compensation committee has the authority and discretion to retain external compensation consultants as it deems appropriate. In its February 2010 meeting, the compensation committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its new advisor. Semler Brossy replaced Mercer (US) Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. In making its selection, the committee decided to retain a compensation consultant firm that does no other work for and has no other relationships with Dover. Semler Brossy focuses on executive compensation and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits. Semler Brossy’s fees for executive compensation consulting to the compensation committee in 2010 were approximately $326,000. Preapproved projects for management in 2010 were approximately $22,000.

The compensation committee looks to its consultant to periodically review and advise regarding the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the compensation committee or management. Compensation decisions are made by, and are the responsibility of, the compensation committee and our board, and may reflect factors and considerations other than the information and recommendations provided by the compensation committee’s consultant.

To ensure independence of the compensation consultant, the consultant reports directly to the chair of the compensation committee and works specifically for the committee solely on compensation and benefits matters.

In November 2010, the compensation committee approved a policy to ensure the continuing independence and accountability to the committee of any advisor hired to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee’s advisor and Dover, while permitting management limited ability to access the advisor’s knowledge of Dover for compensation matters. Under the policy, the committee will annually review and pre-approve the services that may be provided by the independent advisor without further committee approval. Compensation committee approval is required prior to Dover retaining the independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

Qualifications and Nominations of Directors

The governance and nominating committee considers and recommends to the board of directors nominees for election to, or for filling any vacancy on, our board in accordance with our by-laws, our governance guidelines, and the committee’s charter. The committee annually reviews the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of our board as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to our board, in collectively serving the long-term interests of all our shareholders. The committee also considers members’ qualifications as independent (the board requires that at least two-thirds of its members be independent), the financial literacy of members of the audit committee, the qualification of audit committee members as “audit committee financial experts”, and the diversity, skills, background and experiences of board members in the context of the needs of the board.

The governance and nominating committee may also consider such other factors as it may deem to be in the best interests of Dover and its shareholders. Our board believes it appropriate and important that at least one key member of Dover’s management participate as a member of our board. In appropriate circumstances, this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by shareholders in the same manner as nominees recommended from other sources. Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the corporate secretary or through our communications coordinator. Shareholders who wish to directly nominate an individual for election as a director, without going through the governance and nominating committee or using our proxy material, must comply with the procedures in our by-laws.

Directors’ Compensation

Under our 1996 Non-Employee Directors’ Stock Compensation Plan (the “directors’ plan”), non-employee directors receive annual compensation in an amount our board sets from time to time. The directors’ annual compensation is payable partly in cash and partly in common stock in an allocation our board may adjust from time to time. If any director serves for less than a full calendar year, the compensation to be paid to that director for the year will be pro-rated as deemed appropriate by the compensation committee.

For 2010, non-employee director compensation was the following:

•	Annual retainer of $180,000 under the director’s plan, payable $105,000 in common stock and $75,000 in cash;

•	Audit committee chair annual cash retainer of $15,000;

•	Compensation committee chair and nominating and governance committee chair annual cash retainer of $10,000; and

•	Board chairman annual retainer of $150,000, payable $125,000 in cash and $25,000 in stock.

The table below sets forth the compensation paid to our directors (other than Mr. Livingston) for services in 2010.

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)(1)	($)(2)	Total ($)
David H. Benson	75,000	105,005	180,005

Robert W. Cremin	201,151	129,980	331,131

Thomas J. Derosa (3)	25,890	36,227	62,117

Jean-Pierre M. Ergas	85,000	105,005	190,005

Peter T. Francis	75,000	105,005	180,005

Kristiane C. Graham	75,000	105,005	180,005

James L. Koley	75,000	105,005	180,005

Richard K. Lochridge	85,000	105,005	190,005

Bernard G. Rethore	75,000	105,005	180,005

Michael B. Stubbs	75,000	105,005	180,005

Stephen M. Todd (3)	11,918	16,687	28,605

Stephen K. Wagner (3)	11,918	16,687	28,605

Mary A. Winston	90,000	105,005	195,005

(1)	Amounts include the standard annual cash retainer, the chairman’s additional cash retainer and the annual cash retainer for committee chairmanships, in each case pro-rated for any partial year service. Mr. Robert A. Livingston does not appear on this table because he is a management director and does not receive any additional compensation for his service as a director.

(2)	Amounts represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of the stock awards granted on November 15, 2010 to independent directors for the year 2010 under the directors’ plan. Only whole shares are issuable under the director plan. Accordingly, the aggregate grant date fair value may vary slightly from stock award compensation amount set forth under the director’s plan.

(3)	Mr. Derosa did not stand for re-election at the 2010 annual meeting of shareholders held on May 6, 2010. Mr. Todd and Mr. Wagner were appointed to the board on November 4, 2010. Their compensation reflects their partial year of service.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 9, 2011 (except as otherwise stated), of our common stock by:

•	each director and each of our executive officers named in “Executive Compensation — Summary Compensation Table” (“NEOs”);

•	all of the directors and executive officers as a group, including the NEOs; and

•	each person known to us to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 186,692,150 shares of common stock outstanding on March 9, 2011. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options or stock settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of the record date have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Shares held in the Dover Corporation Retirement Savings Plan (the “401(k) plan”) are reported as of March 9, 2011.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated, the business address for all directors and executive officers is c/o Dover Corporation, 3005 Highland Parkway, Suite 200, Downers Grove, Illinois 60515.

Name of Beneficial Owner	Number of Shares		Percentage

David H. Benson	28,009	(1)	*
Brad M. Cerepak	3,393	(2)	*
Robert W. Cremin	13,287		*
Jean-Pierre M. Ergas	38,468		*
Peter T. Francis	9,301		*
Thomas W. Giacomini	65,465	(3)	*
Kristiane C. Graham	771,911	(4)	*
James L. Koley	31,668	(5)	*
Robert A. Livingston	318,105	(6)	*
Richard K. Lochridge	16,578	(7)	*
Bernard G. Rethore	15,491	(8)	*
William W. Spurgeon, Jr.	221,181	(9)	*
Michael B. Stubbs	743,672	(10)	*
Stephen M. Todd	1,804		*
David R. Van Loan	100,999	(11)	*
Stephen K. Wagner	304		*
Mary A. Winston	9,133		*
Directors and executive officers as a group (27 persons)	2,666,157	(12)	1.4
BlackRock Inc. 40 East 52nd Street New York, NY 10022	10,199,016	(13)	5.5
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,581,507	(14)	5.1

*	Less than one percent.

(1)	Includes 1,000 shares held by Mr. Benson’s spouse as to which Mr. Benson disclaims any beneficial ownership.

(2)	Includes 393 shares held in our 401(k) plan. Excludes 40,000 shares of restricted stock that vest on February 10, 2016, as to which Mr. Cerepak does not have voting rights, and dividends accrue during the restricted period.

(3)	Includes 37 shares held by Mr. Giacomini’s spouse, 64,359 shares in respect of options and SSARs and 1,069 shares held in our 401(k) plan. Excludes 10,000 shares of restricted stock that vest on February 11, 2013, as to which Mr. Giacomini has voting and dividend rights during the restricted period.

(4)	Includes 183,722 shares pledged to a bank as collateral for a line of credit, 309,060 shares held by foundations of which Ms. Graham is a director or member of the investment committee and in which she disclaims any beneficial ownership, 53,708 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership and 2,460 shares held by her minor children.

(5)	Includes 31,668 shares that are subject to an unused margin account.

(6)	Includes 257,812 shares in respect of options and SSARs and 14,041 shares held in our 401(k) plan.

(7)	Represents shares held by a trust of which Mr. Lochridge is the trustee.

(8)	Represents shares held by a trust of which Mr. Rethore is the trustee.

(9)	Includes 5,437 shares held by his spouse, 205,194 shares in respect of options and SSARs and 7,256 shares held in our 401(k) plan.

(10)	Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 29,972 shares held by a trust of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries and 284,349 shares held in grantor-retained annuity trusts. Excludes 1,233,878 shares held by trusts of which Mr. Stubbs is a beneficiary.

(11)	Includes 100,354 shares in respect of options and SSARs and 615 shares held in our 401(k) plan. Excludes 15,200 shares of restricted stock that vest on February 11, 2012, as to which Mr. Van Loan does not have voting rights, and dividends accrue during the restricted period.

(12)	Includes 41,196 shares that are owned by officers in our 401(k) plan and 1,149,314 shares in respect of options and SSARs.

(13)	Based on information contained in a Schedule 13G filed with the SEC on February 4, 2011 by BlackRock Inc., reporting beneficial ownership as of December 31, 2010.

(14)	Based on information contained in a Schedule 13G filed with the SEC on February 9, 2011 by The Vanguard Group, Inc., reporting beneficial ownership as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based solely on copies of such reports provided to us, we believe that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2010.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed the independent registered public accounting firm of PricewaterhouseCoopers LLC (“PwC”) to audit the annual accounts of Dover and its subsidiaries for 2011. PwC has audited the financial statements for the company for more than three years. Representatives of PwC are not expected to be present at the Meeting.

Although shareholder ratification of PwC’s appointment is not required by Dover’s bylaws or otherwise, our board of directors is submitting the ratification of PwC’s appointment for the year 2011 to Dover’s shareholders. If the shareholders do not ratify the appointment of PwC, the audit committee will reconsider whether or not to retain PwC as Dover’s independent registered public accounting firm for the year 2011 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PwC, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Dover’s interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.

Audit Committee Report

In accordance with the requirements of the Sarbox Act, the related SEC rules and the NYSE Listing Standards, the audit committee engaged the independent registered public accounting firm PwC to audit the annual accounts of Dover and its subsidiaries for 2010.

The audit committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control or auditing the financial statements. Dover’s management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Dover’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the audit committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the audit committee discussed with PwC the overall scope and plans for the audit of Dover’s 2010 financial statements. The audit committee met with PwC, with and without Dover management present, to discuss the results of PwC’s examination, their assessment of Dover’s internal control and the overall quality of Dover’s financial reporting.

The audit committee reviewed and discussed, with both the management of Dover and PwC, Dover’s 2010 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The audit committee also (1) discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and discussed with PwC its independence, including any relationships or permitted non-auditing services described below under “Items to be Voted Upon — Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Relationship with Independent Registered Public Accounting Firm,” that might impact PwC’s objectivity and independence.

The audit committee reviewed and had input on each of the four quarterly earnings releases related to 2010 financial information. In addition, the audit committee held eight meetings in 2010 in which it reviewed financial information. Four of these meetings were held in connection with the Dover board’s regular quarterly meetings. The other four were held to review Dover’s Quarterly Report on Form 10-Q for each of the first three quarters and Dover’s Annual Report on Form 10-K for the full year just prior to their filing with the SEC.

Based upon the review and discussions referred to above, the audit committee recommended that the audited financial statements for the year ended December 31, 2010 be included in Dover’s Annual Report on Form 10-K.

Audit Committee:	Mary A. Winston (Chair)
Bernard G. Rethore
Michael B. Stubbs
Stephen M. Todd
Stephen K. Wagner

Relationship with Independent Registered Public Accounting Firm

As discussed above, the independent registered public accounting firm of PwC is the independent registered public accounting firm selected by the audit committee to audit our annual accounts and those of our subsidiaries for 2011.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbox Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for consolidated auditing services to us and our subsidiaries for the years ended December 31, 2010 and December 31, 2009 were $7,465,000 and $7,945,000, respectively.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the audit of our financial statements, such as due diligence services pertaining to potential business acquisitions and dispositions and consultations concerning the accounting and disclosure treatment of events and the impact of final or proposed rules and standards. During 2010, Dover paid or accrued $317,000 for PwC for audit-related services. There were no such related fees or services for the year ended December 31, 2009.

Tax Fees. Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for tax services to us and our subsidiaries for the years ended December 31, 2010 and December 31, 2009 were $890,000 and $1,335,000, respectively.

All Other Fees. Other fees include fees for non-audit services not listed above that do not impair the independence of the auditor and are not prohibited by the SEC or Public Company Accounting Oversight Board. During 2010, Dover paid or accrued $16,000 for PwC for all other non-audit related services. There were no such related fees or services for the year ended December 31, 2009.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our audit committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has traditionally provided, the audit committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the audit committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the audit committee allow the pre-approval by the audit committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the audit committee prior to such services being performed by the independent auditors. In addition, pre-approved services which are expected to exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the independent auditors and management are required to provide detailed information to the audit committee at the time of approval. The audit committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related and non-audit-related services of PwC during 2010 listed above under “Items to be Voted Upon — Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Relationship with Independent Registered Public Accounting Firm — Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above.

Proposal 3 — Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory and nonbinding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission.

We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. We believe that Dover’s compensation programs are well designed and reinforce our continued revenue and profit growth. Over the past few years, Dover has enacted many changes to its programs that are outlined in the Compensation Discussion and Analysis section of the proxy statement. We believe these changes have further strengthened the linkage between our compensation programs and the creation of shareholder value.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that Dover’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Dover’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on Dover, our compensation committee or our board of directors. Our board of directors and our compensation committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4 — Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation

Pursuant to the Dodd-Frank Act, Dover is required to submit to shareholders an advisory vote as to whether the shareholder advisory vote to approve the compensation of its named executive officers — Proposal No. 3 above — should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

After careful consideration, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for Dover. Therefore, the board recommends that you vote for an annual advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The following resolution will be presented to our shareholders at the Meeting:

“RESOLVED, that the option of once every one year, two years or three years, whichever receives the highest number of votes cast for this resolution, will be determined to be the preferred frequency with which Dover is to hold an advisory shareholder vote to approve Dover’s compensation of its named executive officers, as set forth in Dover’s proxy statement.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or Dover, the board may decide that it is in the best interests of our shareholders and Dover to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS SET FORTH IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Dover’s compensation programs are designed to reinforce our continued revenue and profit growth as a manufacturer of differentiated industrial products where we enjoy many market leading positions. Our programs support our culture in which our executives operate as entrepreneurs, while capturing the benefits of common ownership that a multi-billion dollar company provides. Our programs also encourage profitable growth through product innovation, market expansion, and strategic acquisitions.

Approach to Compensation

Dover has designed its compensation programs around three fundamental tenets:

•	Supporting our corporate strategy and financial goals;

•	Paying for performance that drives shareholder value;

•	Aligning with good governance practices.

The majority of our pay to our NEOs is tied directly or indirectly to our primary business objective of sustained improvement in shareholder value and the financial and strategic goals that we believe will get us there. At target, 72% to 87% of our NEO pay is performance-based pay. Of this total, long-term incentive makes up 44% to 71%.

We believe sustained performance in three financial areas will ultimately drive above-average total shareholder return (“TSR”):

•	7-10% annual sales growth through a business cycle;

•	10-13% earnings per share (“EPS”) growth;

•	Free cash flow >10% of sales.

Our compensation program includes both annual and long-term incentive plans that pay for performance, which supports the creation of value for shareholders by rewarding the achievements of Dover’s financial and strategic objectives. The chart below is not to scale for any particular NEO.

Dover seeks to align its compensation program with good governance practices. Dover periodically reviews its compensation programs in light of new insights and new developments in compensation governance. Since 2008, Dover has changed its programs and adopted policies to continue to strengthen the governance of its programs:

•	Reset our benchmark compensation level to target the 50th percentile of our peer group from the 62nd percentile;

•	Replaced our supplemental executive retirement plan (“SERP”) with a pension replacement plan (“PRP”) which provides retirement benefits consistent with the Dover pension plan available to non-executive employees without regard to the IRS income limits, and which removed enhancements such as preferential benefit accrual rates, prior service credits, and early retirement subsidies different than the Dover pension plan;

•	Formalized our severance practices in a standard severance policy for Dover executives, providing a consistent and transparent approach;

•	Replaced individual change-in-control agreements with a blanket double trigger change-in-control severance plan, which eliminated 280G tax gross-ups, reduced benefits coverage, and lowered severance multiples in 2016;

•	Formalized stock ownership guidelines and enabled the compensation committee (the “committee”) to pay compensation in stock if the guidelines are not met within the allowable time window;

•	Moved to a fully independent compensation consultant and adopted a formal policy to maintain the independence and accountability of the consultant to the committee;

•	Created an in-depth corporate-wide talent review and development process as part of the overall succession planning process;

•	Reduced the interest rate received by our CEO on a deferred compensation plan that was terminated in 1988; and

•	Conducted an assessment of all compensation and benefits programs globally to determine if they posed a material risk to Dover’s business.

Dover’s approach to compensation is focused on attracting, retaining and motivating high performing executives to create sustainable value for our shareholders over the long term.

Dover 2010 Performance and Compensation Decisions

In 2010, Dover delivered strong financial results. Revenue for the year was $7.1 billion, up 24% over the prior year representing organic revenue growth of 20% and growth from acquisitions of 4%. Earnings from continuing operations for the year were $707.9 million or $3.74 EPS, compared to $371.9 million or $1.99 EPS in the prior year period, representing increases of 90% and 88%, respectively. These results exceeded the targets of $6.3 billion in revenue and $2.50 EPS targets the board set for management at the beginning of the year.

As a result of the strong financial performance and significant progress on the long term strategic goals, bonuses paid for 2010 performance were in general significantly higher than 2009 and well above target levels. Actual bonuses paid to the NEOs varied between 150% and 200% of target, based on the individuals’ performance against EPS, earnings and revenue targets. A further discussion of individual performance is located in the Compensation Decisions section below.

Due to market conditions, effective March 1, 2009, Dover’s chief executive officer, Mr. Robert Livingston, took a 15% reduction in his salary for the remainder of the year. At the same time, other senior executive officers, including the NEOs, took a 10% reduction in their salaries as well. At the beginning of 2010, salaries were restored to their previous levels. No other salary actions were taken in 2010. On the strength of Dover’s 2010 results, the board approved a $2.1 million bonus for Mr. Livingston for 2010. The board kept Mr. Livingston’s salary at $900,000, target bonus at 125%

of salary, and LTIP at $5 million split 60% stock-settled stock appreciation rights, 20% cash performance program, and 20% performance shares. Dover’s chief financial officer received a salary increase of 9.5% to $575,000 effective January 1, 2011. This increase was made to more appropriately position his salary both internally and externally. No other NEOs received salary increases in 2011.

The committee believes that the compensation awarded to the NEO’s as described in this summary appropriately reflects performance during the year. Furthermore, the committee is confident that the programs described in this section will reward executives for creating sustainable shareholder value.

Compensation Discussion And Analysis Sections

The Design of Dover Executive Compensation Programs

Through our performance-based pay programs, Dover seeks to reward both the accomplishment of our stated financial goals which drives current stock price, as well as the execution of our business strategies which will drive future shareholder value. Dover’s operating companies range from industrial manufacturing to high tech equipment and components. Our programs are designed to account for the diversity of our businesses and the way that each business adds value to Dover.

When designing our programs and policies, Dover incorporates governance practices that we believe best advance our company and the interests of our shareholders, appropriately manage the risk profile of our programs, and reflect our corporate values. We consider the advice of the committee’s independent consultant, industry groups, key governance groups in the marketplace, and other recognized sources.

Pay Mix

Our executive compensation program for senior executive officers is designed to emphasize performance-based compensation. Fixed compensation elements, such as salary, although essential to a competitive compensation program, are not the focal point of our program. The majority of our NEOs’ compensation is “at risk”, which means that it varies year to year depending on factors such as our earnings per share, earnings before interest and taxes (“EBIT”), revenue or the internal total shareholder return (“iTSR”) of an NEO’s business unit, our actual stock price performance and relative TSR versus that of our peers.

The charts below reflect the target pay mix of our chief executive officer and the average of our other NEOs. The figures are based on actual 2010 salary, target annual bonus compensation, and long-term incentive awards made in 2010.

Competitor Data

We believe that a competitive pay package is an important tool in our efforts to attract and retain qualified executives with manufacturing industry experience. In determining compensation for our NEOs and evaluating our relative TSR, we consider compensation and shareholder return data from 38 companies in our market place. Our primary screening criteria for the selection of the peer group is as follows:

•	Industries: electronic components, equipment and instruments, aerospace and defense, industrial conglomerate, oil and gas equipment and services, building products, construction, farm machinery, heavy trucks and industrial machinery;

•	Size: group median revenue and market cap comparable to Dover; revenue ($54 billion to $1.2 billion; median $9.8 billion) and market cap ($74 billion to $1.9 billion; median $15.6 billion) as of the end of 2010; group sector exposure consistent with Dover’s portfolio of companies; and

•	Geographical location: U.S. multinational with significant U.S. operations.

The resulting market place group consists of 38 companies across nine sectors generally representative of Dover’s portfolio of companies:

Actuant Corp.	FMC Technologies	Parker-Hannifin Corp.
AGCO Corporation	Honeywell	Pentair Inc.
Agilent Technologies	Hubbell Incorporated	Precision Castparts Corp.
Ametek Inc.	IDEX Corporation	Rockwell Automation
Cameron International	Illinois Tool Works	Roper Industries
Carlisle Cos.	Ingersoll-Rand Company	SPX Corporation
Cooper Industries	ITT Corporation	Terex Corporation
Crane Co.	Leggett & Platt Inc.	The Timken Company
Danaher Corporation	Manitowoc Co.	Tyco International
Deere & Company	Masco Corp.	United Technologies Corp.
Eaton Corporation	Oshkosh Corp.	Weatherford International
Emerson Electric Co.	Paccar Inc.	3M Company
Flowserve Corporation	Pall Corporation

We also refer generally to manufacturing companies’ compensation data from the Mercer US Global Premium Executive Remuneration Suite, Watson Wyatt Survey Report on Top Management Compensation and Hewitt Total Compensation Management surveys and databases. We utilize these surveys because they include a broad range of manufacturing companies that are comparable to us in many ways, including geographic diversity, substantial U.S. operations, comparable revenues and operations in many of the same manufacturing sectors.

Pay Processes — the Annual Review

Compensation for executive officers is reviewed by the committee annually in February. We generally employ a “one-over-one” compensation review system in which an employee’s compensation is proposed by the employee’s supervisor and approved or revised by the person to whom the supervisor reports. The compensation of the executive officers who report directly to our chief executive officer is recommended by our chief executive officer and approved or revised by the committee. The compensation of our chief executive officer is recommended by the committee and approved or revised by all of our independent directors acting as a group (which includes all of the members of the committee).

In establishing compensation for our senior executive officers (consisting of our chief executive officer and the executive officers who report directly to our chief executive officer, including all NEOs), the committee considers the total compensation earned or potentially available for each such person. As part of this process, the committee reviews “tally sheets” for our NEOs and other senior executive officers. The tally sheets are intended to ensure that the committee has all compensation and benefits data regarding such officers in front of it as it makes compensation decisions. Accordingly, the tally sheets include significant elements of our NEOs’ remuneration: salary, annual bonus, cash performance awards and payouts, equity-based incentive awards, aggregate value of outstanding equity-based incentive awards, retirement and termination benefits, hypothetical payments following various termination scenarios, health and welfare benefits and any perquisites. We do not provide post-retirement health care benefits to our executive officers.

Compensation Components

Dover offers a compensation program that provides structure and commonality across all of its operating companies.

Consistent with our guiding principles described in the Executive Summary, we provide the following compensation and benefits components to our executive officers, including our NEOs. Our philosophy and practices will continue to evolve over time in response to changes in market conditions, legal requirements and/or other objective and subjective considerations, including risk management considerations. This program will be used to determine salary ranges, annual bonus opportunities and performance criteria.

Compensation		Determining the
Component	Objective	Value	2009 and 2010 Changes
Salary	To provide a reasonable fixed level of annual cash compensation.	Individual salaries are set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. Salaries are benchmarked at the 50th percentile of the market.
Instituted executive pay structures, including salary bands, to provide greater consistency and transparency in base compensation across the organization.

Salaries are benchmarked at the 50th percentile of the market. Previously, salaries were benchmarked at the 62nd percentile of the market.

Annual cash bonus	To encourage and reward the executive officer’s contribution toward producing strong financial and operating results and advancing our corporate strategy.	Awards are based 50% on an assessment of EPS, revenue and/or earnings for the executive’s relevant business unit and 50% on contributions to strategic initiatives in the executive’s performance.
Additional individual goals, including contributions to strategic initiatives, are measured.

The use of personal goals was enhanced and clarified, in conjunction with financial goals based on EPS targets, segment or operating company revenue and/or earnings targets.

Long-term cash performance award	To encourage and reward an executive officer’s contribution in producing strong financial and operating results over a three-year period and to retain talented executives.	Payouts, if any, are based on each business unit’s performance.	Modified the cash performance program (“CPP”) of our long-term incentive compensation plan (“LTIP”) changing the metric to iTSR from a matrix of earnings growth and ROI to create better alignment with our shareholders. iTSR consists of a multiple of EBITDA growth and free cash flow.

Compensation		Determining the
Component	Objective	Value	2009 and 2010 Changes
Equity awards	To encourage executive officers to focus on long-term performance, to retain talented executives and to align their interests with those of our shareholders.
SSAR awards have value only to the extent our stock price appreciates over the stock price at the time of grant of the award; time vesting only.

A portion of the equity award for each senior executive officer, including all NEOs, is in the form of performance shares. Performance shares vest based on our three-year total shareholder return compared to that of our peer group.
Added performance shares to the LTIP equity grant mix for officers.

Benefits	To provide competitive benefits, including tax-efficient retirement benefits, to retain talented executives and to encourage them to focus on long-term performance.
Health and welfare plans and qualified retirement plans are generally available to most employees.

Deferred compensation and enhanced retirement plan limited to executive participation to deliver more competitive retirement benefits.
Modified our supplemental executive retirement plan (SERP) and renamed it the pension replacement plan (PRP) as of January 1, 2010. This plan now reduces future benefits, such that executives subject to U.S. Internal Revenue Service compensation limits will accrue future benefits that are substantially the same as benefits under our defined benefit pension plan without such limits.

Compensation		Determining the
Component	Objective	Value	2009 and 2010 Changes
Severance Benefits	To provide fair and consistent severance benefits and avoid individual negotiations.		Implemented a standard severance policy for all Dover executives, which is consistent with market practices — one year salary and a prorated bonus for the year in which the individual was terminated. Long-term incentive awards continue on a limited basis per the 2005 plan.

Change-in-Control Severance Benefits	To provide consistent severance benefits in the event of termination following a change-in-control and avoid individual agreements.		Implemented a CIC severance policy which replaced the previous individual CIC agreements. Like the old agreements, the new policy requires a “double trigger” (CIC plus termination), but does not provide for a 280G tax gross up. Benefits are equal to 2.99 times annual salary and bonus. This is reduced to 2.0 times annual salary and bonus beginning in 2016.

Salary

We set salaries of our executive officers at levels that are intended to motivate and reward annual achievements and continued service to us. Prior to 2010, we used the 62nd percentile as the benchmark for determining salaries, also taking into account the executive’s assigned responsibilities, individual performance, business unit performance and the individual’s skills, experience and background, as well as overall economic conditions. As part of the committee review of our compensation program, beginning with 2010 compensation, the committee instituted an executive pay structure to provide greater transparency and consistency across the organization. This structure uses the 50th percentile as a benchmark for determining salaries, reflecting a philosophy that base compensation should be benchmarked at the market median, with above-market compensation reflecting exceptional performance. This use of the 50th percentile as a benchmark is also consistent with current market practice.

In light of the continued weak and uncertain global economic conditions at the time, the committee concurred with Mr. Livingston’s recommendation that there would be no NEO salary increases for

2010 other than restoring the 2009 voluntary pay cuts taken by the CEO and NEOs. For 2011, only Mr. Cerepak received a salary increase; his salary increased $50,000 to $575,000. We determined that the salaries of our other NEOs were at the appropriate levels.

Performance-Based Compensation

We offer incentive compensation on an annual and longer-term basis.

Annual Incentive Plan (AIP)

An annual bonus may be earned each year based on an individual’s performance against both financial and personal goals. An AIP target is determined according to an executive’s business/function complexity, size, and overall impact on Dover’s results, as well as strategic leadership and managerial responsibility.

For 2010, 50% of an NEO’s annual bonus was based on the achievement of financial performance criteria based on earnings per share, revenue and/or operating earnings for segment executives. The other 50% of the annual bonus was based on the achievement of personal objectives related to long-term value creation for Dover shareholders. Executives can achieve up to 200% of their target bonus for performance that is significantly above the targeted performance. They can receive significantly less than the target bonus for performance below the targeted level. Dover believes that balancing the measurement of performance for the AIP between financial and personal objectives is an important factor in mitigating risk and creating long-term value for our shareholders.

Long-Term Incentive Plan (LTIP)

We offer senior executive officers incentive compensation over periods of time longer than one year under our 2005 cash and equity incentive plan (the “2005 plan”). The committee believes that compensation earned over a longer period helps retain highly qualified executive officers and motivates them toward longer-term goals that will benefit shareholders.

Awards under the 2005 plan are generally made only once each year at the scheduled February committee meeting, shortly after announcement of earnings for the prior year. Except in very limited circumstances, the committee does not grant awards under the 2005 plan at any other time during a given year. All option/SSAR grants, whenever made, have an exercise or base price equal to our stock’s closing price on the NYSE on the date of grant. Mid-year hires who participate in the long-term incentive plan usually receive their first grant the following February.

The following table summarizes the components of our LTIP and the related performance criteria:

LTIP Component	Performance Criteria	Vesting or Exercise Period
CPP awards	iTSR	Awards vest and are paid in cash at the end of a 3-year performance period.

SSARs	Market price of our common stock	SSARs are not exercisable until 3 years after grant; thereafter, they remain exercisable for another 7 years.

Performance shares	TSR relative to peer group	Awards vest and are settled using shares based on and at the end of a 3-year performance period.

The table below shows how each NEO’s long-term incentive compensation opportunities were determined and allocated for 2010:

Long-term Incentive Compensation Opportunities for 2010

		Cash Performance
		Program (CPP)
		Target		SSAR Grant Value		Performance Shares
	Total Long-		Percent
Named	Term		of Total		Percent of		Percent of
Executive	Incentive		Grant		Total Grant		Total Grant
Officer	Grant ($)	$	(%)	$	(%)	$	(%)
Robert A. Livingston	5,000,000	1,000,000	20	3,000,000	60	1,000,000	20

Brad M. Cerepak	1,000,000	300,000	30	550,000	55	150,000	15

Thomas W. Giacomini	1,000,000	400,000	40	450,000	45	150,000	15

William W. Spurgeon, Jr.	1,000,000	400,000	40	450,000	45	150,000	15

David R. Van Loan	1,000,000	400,000	40	450,000	45	150,000	15

The 2010 awards were provided based on a present value grant amount which is determined based on the executive’s position and responsibility. The resulting dollar value was allocated between cash performance program awards, stock-settled stock appreciation rights, and performance shares based on the executive’s responsibility across our organization. Executives with comparable positions and responsibilities will have similar long-term incentive compensation opportunities.

Cash Performance Program Awards.  We make cash performance awards annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards will occur three years later, conditional upon the level of achievement of preset iTSR targets by the participant’s business unit over the three-year period.

Payouts of cash performance awards are made on a sliding scale using the following formula:

No payouts will be made unless iTSR equals or exceeds 6%. The payout to any individual may not exceed $5,000,000 and total payouts for all participants for a business unit may not exceed 1.75% of the value created at that business unit over the three-year performance period.

Payouts in February 2011 of NEOs’ cash performance awards for the three-year performance period 2008 to 2010 were based on a historical performance matrix that used a combination of the following performance criteria, using in each case the average of each factor over the three-year performance period compared to the base year:

•	Real (adjusted for inflation) growth in earnings (earnings per share for our chief executive officer and chief financial officer at the corporate level and operating earnings for our segment heads); and

•	After-tax return on equity (at the corporate level) or return on investment (at the segment level).

The 2008 cash performance awards paid after 2010 and reflected in the Summary Compensation Table were the last grants to use the historical matrix as a measure. Grants made after 2008 utilize iTSR as the measure.

For a discussion of the 2010 payouts, see “— Summary Compensation Table” later in this proxy statement.

Equity Awards.  Equity awards generally consist of SSARs and performance shares.

SSARs. All SSARs are granted with ten-year terms and are not exercisable until three years after their grant. The exercise or base price of all SSARs is the closing price of our stock on the date of grant.

Performance Shares.  Performance shares represent potential payments of common stock based on our TSR relative to that of our peer group over the three-year performance period.

Actual payments may range from 0% to 200% of target grant, as follows:

Restricted Shares.  Dover grants awards of restricted shares in limited circumstances such as for retention or recognition of special achievements.

Compensation Decisions

Dover produced excellent results and was able to accomplish much in 2010. By taking advantage of the restructuring that occurred in 2009, Dover’s performance reflected the recovery in the various markets in which we participate. In addition, Dover began to benefit from the strategic initiatives launched in 2008 and 2009, including: shared manufacturing centers in developing economies like China which drove sales in emerging markets; the successful implementation of the global sourcing and supply chain project; and the integration of six newly-acquired companies which will contribute to our growth in the future.

Specifically, Dover’s 2010 accomplishments include:

The compensation awarded for 2010 reflects Dover’s excellent results. The financial results listed below are used to determine 50% of a NEO’s annual bonus:

	2010 Target			2010 Actual
	EPS	Sales	EBIT	EPS	Sales	EBIT
	(in millions except for EPS)
Dover Corporation	$2.50	$6,252	—	$3.74	$7,133	—

Industrial Products	$2.50	$1,620	$170	$3.74	$1,848	$226
Fluid Management	$2.50	$1,377	$266	$3.74	$1,640	$388
Electronic Technologies	$2.50	$1,134	$158	$3.74	$1,424	$250

Given this outstanding performance, annual bonuses were up significantly for 2010 over 2009, particularly in the two operating segments with the most dramatic change in performance. The actual payout on the cash performance portion of our LTIP was down due to the effect of the recession on real earnings growth over the 2008-2010 performance period.

				Cash Performance Program
	Annual Bonuses			Payouts
	2009	2010	Change	2009	2010	Change
Robert A. Livingston	$1,000,000	$2,100,000	110%	$246,071	$0	n/a
Brad M. Cerepak(1)	$320,000	$868,684	171%	—	—	n/a
Thomas W. Giacomini	$466,000	$860,000	85%	$282,336	$0	n/a
William W. Spurgeon, Jr.	$475,000	$1,260,000	165%	$881,118	$831,344	2%
David R. Van Loan	$442,000	$1,450,000	228%	$0	$0	0%

(1)	Mr. Cerepak joined Dover June 8, 2009. His 2009 bonus was for a partial year’s service. In addition, he did not have a cash performance award for the period ending 2010 which, if he did, would have earned him $28,684. Mr. Cerepak was awarded a discretionary bonus of $28,684, which is included in the 2010 bonus value shown, in recognition of his contribution to Dover to date and its impact on Dover’s growth.

CEO Compensation — Robert Livingston

The compensation of our CEO is determined in the same manner and pursuant to the provisions of the same plans as the other executive officers. There are no special agreements, plans or other arrangements with the chief executive officer. The overall compensation of the chief executive officer is higher than that of the other executive officers due to his greater breadth of responsibilities and his ultimate responsibility, subject to board oversight, for the strategic business plan and the performance of the company. The committee and the independent directors take this into consideration in setting the chief executive officer’s salary, bonus and long-term incentive opportunities.

2010 Pay Decisions

In light of the continued weak and uncertain global economic conditions at the time, the committee concurred with Mr. Livingston’s recommendation that there would be no NEO salary increases for 2010 other than restoring the 2009 voluntary pay cuts taken by the CEO and NEOs. The committee believed it appropriate to make Mr. Livingston’s LTIP opportunities more consistent with market levels starting in 2010. Accordingly, based on the committee’s recommendation, the independent directors did not increase Mr. Livingston’s salary for 2010 but granted him a LTIP award opportunity of $5,000,000 on a present value basis, an increase of $3,088,400 from the present value of his 2009 award. The award was allocated 60% to SSARs, 20% to a CPP opportunity and 20% to performance shares. Mr. Livingston’s potential LTIP remains performance-based and heavily weighted toward equity.

As a result, the total compensation for Mr. Livingston reported in the Summary Compensation Table increased in 2010 by approximately 56% as compared to 2009.

2011 Pay Decisions

In determining the CEO’s compensation, the committee first considered the Company’s 2010 financial results against the target established at the beginning of the year. Dover’s EPS was $3.74 per share against a target of $2.50. The target EPS represented a 26% increase in performance over 2009. Actual results reflected an 88% improvement over 2009. The financial performance accounted for 50% of the total bonus paid.

Next, the committee considered Mr. Livingston’s performance on a number of personal objectives set at the beginning of 2010, as well as his day-to-day performance and leadership. In January 2011, in preparation for the compensation discussion in the February board meeting, the independent directors of the board each completed a written evaluation of Mr. Livingston’s performance for 2010 and the chairs of the committee and the board led a discussion of that performance. The independent directors concluded that Mr. Livingston continued to provide exceptional leadership for Dover in positioning the Company for long-term success. The key considerations were:

•	Continued successful execution of the corporate-wide supply chain initiative and associated savings;

•	Development and launch of a comprehensive management development program; and

•	Implementation of a strategy that repositioned and strengthened Dover’s long-term growth profile through:

•	Acquisitions in identified growth spaces (energy, electronic components, fluid solutions);

•	Record sales in Asia;

•	Investment in technology and innovation in businesses where Dover has a significant advantage, such as Knowles, DEK (solar business) and US Synthetic; and

•	Continuous improvement in the strategic planning process to identify new opportunities and define how Dover creates value and maintains its unique competitive advantage.

The achievement of Mr. Livingston’s personal objectives counted toward 50% of the bonus amount. The independent directors of the board approved the recommendation of the committee that Mr. Livingston receive a $2.1 million annual bonus for 2010.

The committee also reviewed a competitive pay analysis for the peer group provided by Semler Brossy, the committee’s compensation consultant, to assess the competitiveness of Mr. Livingston’s total compensation. The committee considered Mr. Livingston’s total compensation in relation to the other named executive officers. After this review, the committee recommended that the independent directors keep Mr. Livingston’s 2011 salary at $900,000, his target bonus at $1,125,000 and the value of his LTIP award at $5,000,000, which was approved.

Other NEO Compensation

In approving the compensation for the other named executive officers, the committee considered many of the same factors it used in developing its recommendation to the board for the CEO’s pay.

The committee reviewed the recommendations made by Mr. Livingston based upon the financial performance of each individual’s unit against its goals, which were established at the beginning of 2010, along with the achievement of their personal objectives.

As with Mr. Livingston, the bonus for the other NEOs was determined based upon a weighting of 50% for financial objectives and 50% for personal objectives. Dover’s consolidated financial results and the financial results of each segment are reflected in the table on page 35. The following summarizes the NEOs’ individual achievements against their personal objectives:

•	Mr. Cerepak (Chief Financial Officer) improved the key financial processes and upgraded the financial function at Dover, established an Enterprise Risk Management process for the company, and successfully transitioned the move of the accounting and tax functions from New York to Downers Grove.

•	Mr. Giacomini (CEO and President of Dover Industrial Products) developed a comprehensive strategy to maximize the value of the DIP portfolio, and served as co-chair of the supply chain council, which led the successful implementation of our supply chain effort.

•	Mr. Spurgeon (CEO and President of Dover Fluid Management) began implementation of global growth strategies for both the energy and fluid solutions businesses, with several smaller acquisitions and the greenfield development of a plant in Oman.

•	Mr. Van Loan (CEO and President of Dover Electronic Technologies) launched the execution of the DET growth strategy with the pending acquisition of Sound Solutions, and was a strong supporter of the corporate initiatives, as the executive sponsor of a supply chain wave.

The resulting pay actions for each NEO are summarized below:

	2010		2011
					Target Long-	Target Total
				Target	Term	Direct
	Bonus	CPP	Salary	Bonus	Incentives	Compensation
Robert A. Livingston	$2,100,000	$0	$900,000	125%	$5,000,000	$7,025,000
Brad M. Cerepak	$868,684	—	$575,000	100%	$1,000,000	$2,150,000
Thomas W. Giacomini	$860,000	$0	$575,000	100%	$1,000,000	$2,150,000
William W. Spurgeon, Jr.	$1,260,000	$831,344	$650,000	100%	$1,000,000	$2,300,000
David R. Van Loan	$1,450,000	$0	$725,000	100%	$1,000,000	$2,450,000

Special Restricted Stock Grants

In 2010, the committee approved one special restricted stock award to a senior executive officer. Mr. Giacomini was awarded 10,000 shares of restricted stock that will vest on February 11, 2013. This award was to recognize his promotion to Industrial Products CEO and retain his services throughout the three-year vesting period.

In 2011, the committee approved two special restricted stock awards. Mr. Cerepak was awarded 40,000 shares of restricted stock that will vest on February 10, 2016. This award was to recognize his contributions to date in Dover’s ongoing improvement initiatives and to retain his services through the five-year vesting period.

Mr. Van Loan, CEO and President of Dover Electronic Technologies, was awarded 15,200 shares of restricted stock that will vest on February 11, 2012. The committee awarded these shares of restricted stock to Mr. Van Loan as he nears retirement to retain his expertise as Dover closes on the pending acquisition of, and integrates, Sound Solutions. The award is conditioned on Mr. Van Loan signing a three-year non-compete agreement.

Other Compensation Programs And Policies

Benefits

401k and Pension Plan.

Our executive officers are able to participate in retirement and benefit plans generally available to our employees on the same terms as other employees. Dover and most of our companies offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. Some of our U.S.-based employees, including all of our NEOs, also participate in a tax-qualified defined benefit pension plan. All of our U.S.-based employees are offered a health and welfare plan (including health, term life and disability insurance).

Non-Qualified Plans.

We offer two non-qualified plans with participation generally limited to individuals whose annual salary and bonus earnings exceed the IRS limits applicable to our qualified plans: our PRP (formerly our SERP) and our deferred compensation plan.

Effective January 1, 2010, the committee approved certain amendments to our SERP, which was renamed the PRP, to provide greater consistency with our pension plan in eligibility criteria, benefits, and benefit calculations. The formula for determining benefits accrued under the PRP after December 31, 2009 will be determined using the same benefit formula as under the pension plan, except that U.S. Internal Revenue Code limits on compensation and benefits applicable to tax-qualified plans will not apply. These changes, which will result in lower future benefits, are summarized in the table below:

	Supplemental Executive	Pension Replacement
Plan Provision	Retirement Plan (SERP)	Plan (PRP)
Eligibility	Based on number of LTIP awards and CEO discretion	Eligibility based on pay level, position and tax jurisdiction

Benefit formula	2% of final average compensation (FAC) per year of service (less offsets)	1% of social security integration level (SSIL) (1) plus 1.5% of FAC above SSIL per year of service (less offsets)

Age eligibility for unreduced benefits	Age 62 retirement age (with 10 years of service)	Age 65 retirement age for unreduced benefit (2)

Partial pension credit for work experience prior to Dover	Provided on limited basis (through March 1, 2009)	Not provided

(1)	The Social Security Integration Level is defined as 158% of covered compensation.

(2)	Vested benefits earned before January 1, 2010 are not subject to early retirement reduction factors for retirement before age 65 but after age 62.

Effective January 1, 2010, the PRP provides that in the event a participant has engaged in conduct that constitutes cause, the participant’s retirement benefit is forfeited. Additionally, if any portion of the retirement benefit has already been distributed, the participant is required to repay such amount. Cause is defined as conduct that constitutes a felony and that can be expected to place a Dover company at substantial legal or other risk, or can be expected to cause substantial harm to the business, reputation or affairs of a Dover company or its relations with employees, suppliers, distributors or customers.

We offer a deferred compensation plan to allow participants to elect to defer their receipt of up to 50% of salary and 100% of bonus and any payout of a cash performance award. We do not consider the deferred compensation plan to play a major role in our compensation program, as we do not match any amounts deferred or guarantee any particular return on deferrals. The plan merely permits executive officers to defer receipt of part of their compensation to later periods, usually post-retirement, and facilitates tax planning for the participants.

Perquisites, including Relocation

We have no formal executive perquisite program, nor does the company own or operate any corporate aircraft. Management and the committee believe that providing significant perquisites to executive officers would not be consistent with our overall compensation philosophy. No NEO received significant perquisites in 2010, although two NEOs received reimbursement and tax gross-up treatment for relocation expenses in connection with moving our corporate and segment headquarters to Illinois. Our NEOs who moved received the same benefits as all other employees who were relocated.

Executive Severance

Our executive officers do not have employment contracts. In 2010, Dover created a severance plan based on Dover’s historical practice for determining severance benefits for employees upon involuntary termination without cause. All of our NEOs are eligible to participate in the severance plan. Under the plan, if we terminate a NEO’s employment without cause (as defined in the severance plan), the NEO will be entitled to receive the following severance payments:

•	Salary continuation for a 12-month period following the termination date plus an additional monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

•	An amount equal to the pro rata portion (based on completed calendar months worked in the year in which the termination occurs) of the annual incentive bonus paid to the NEOs for the prior year, in the case of NEOs who are “covered employees” under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), on the termination date and who participate in an annual incentive plan designed to meet the requirements of Section 162(m). NEOs who are not “covered employees” will receive an amount equal to the pro rata portion (based on completed calendar months worked in the year in which the termination occurs) of the target annual incentive bonus payment for the year in which the termination occurs. In each case, the committee has the discretion to reduce the payment amount.

•	With respect to the cash performance award under the 2005 plan with a scheduled payment date next following the date of termination, a pro rata portion (based on the completed calendar months worked during the applicable performance period) of the payment, if any, the executive would have earned had he or she been an employee on the payment date, based upon the attainment of the performance criteria applicable to the award for the applicable period (subject to the terms of the 2005 Plan, including the discretion of the compensation committee to reduce such payments). The Severance Plan has special provisions with respect to such payment in the event of an executive who is treated as eligible for retirement under the 2005 plan on the date of termination.

Senior Executive Change in Control Severance Plan

In 2010, Dover adopted a senior executive change-in-control (“CIC”) severance plan. The CIC severance plan establishes the severance benefits payable to eligible executives if they are involuntarily terminated following a change-in-control. The CIC severance plan will apply to all executives who are notified they are subject to Dover’s senior executive shareholding guidelines and who remain subject to the guidelines on the date of a change-in-control (as defined in the plan), including all NEOs. An executive eligible to participate in the CIC severance plan as of the date of a change-in-control will be entitled to receive severance payments under the plan if, within 18 months after the change-in-control, either his or her employment is terminated by the company without “cause” or he or she terminates employment for “good reason” (as such terms are defined in the plan). The severance payments will consist of the following:

•	A lump sum payment equal to 2.99 (2.0 for a termination date that occurs after December 31, 2015) multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) the executive’s target annual incentive bonus for the year in which the termination date or the date of the change-in-control occurs, whichever is higher; and

•	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

No executive may receive severance benefits under more than one plan or arrangement. If Dover determines that (i) any payment or distribution to an executive in connection with a change-in-control, whether under the CIC severance plan or otherwise, would be subject to excise tax as an excess parachute payment under the Internal Revenue Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, Dover will reduce the severance payments made under the CIC severance plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax. The CIC severance plan does not provide any gross-up for excise taxes.

Four of our NEOs, including the CEO, had individual severance agreements that were in effect at the time the new policy was put into effect. All NEOs have been notified that their individual agreements will not be renewed in 2011. Under the terms of these agreements, the executive is entitled to these benefits for 18 months following the termination of the agreement. Potential payments to our named executive officers in the event of a change-in-control under these agreements or under our benefit plans are set forth below in “— Potential Payments Upon Termination or Change in Control.”

Shareholding Guidelines

We believe that our executives will most effectively pursue the long-term interests of our shareholders if they are shareholders themselves. We have not historically had formal share ownership requirements for our executive officers, although senior executive officers were generally expected to hold the net shares they acquired upon exercise of options or SSARs for the duration of employment. In 2009, the compensation committee adopted formal share ownership guidelines (subject to exceptions that may be granted by the committee for significant personal events or retirement planning). We expect each officer to meet the relevant guidelines within five years after the guidelines become applicable to the officer.

Accordingly, each of our current NEOs will have until 2014 to meet the requisite ownership level, as follows:

The board of directors reserves the right to provide a portion of cash-based bonus and/or cash performance awards in stock for any officer who fails to meet or make satisfactory progress toward satisfying the guidelines within five years.

Risk Assessment

In 2010, Dover, with the assistance of Towers Watson, conducted a formal risk review for all company compensation and benefit plans. Towers Watson inventoried all compensation and benefits programs across the operating companies, segments, and corporate globally, and collected key information about each plan including number of participants, target annual awards or expected spend, income statement and balance sheet accounts tied to the program, performance metrics, and summary design features. Towers Watson used selection criteria developed with Dover management to choose individual programs for in-depth review. Forty plans were chosen for in-depth review which consisted of Towers Watson consultants reviewing plan documentation and interviewing local management to identify and understand review processes and related internal controls over the program. No plans were found to present a material adverse risk to the financial statements of Dover.

Independent Compensation Consultant

In its February 2010 meeting, the compensation committee retained Semler Brossy as its new independent advisor. Semler Brossy replaced Mercer (US) Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. In making its selection, the committee decided to retain a compensation consultant firm that does no other work for and has no other business relationships with Dover.

Independent Compensation Committee Advisor Policy

In November 2010, the committee approved a policy to ensure the continuing independence and accountability to the committee of any advisor hired to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee’s advisor and management, while permitting management limited ability to access the advisor’s knowledge of Dover for compensation matters. Under the policy, the committee will annually review and pre-approve the services that may be provided to management by the independent advisor without further committee approval. Committee approval is required prior to management retaining the independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

Tax Deductibility; Section 162(m)

Our AIP, cash performance awards and performance share awards covered under our 2005 plan are designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code which limits our ability to deduct, in calculating our corporate income tax, compensation in excess of $1 million to specified executive officers unless the compensation is performance-based, among other requirements. We consider tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Accordingly, the committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interests of our shareholders.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2010.

Based on the review and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Dover’s Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee:	Richard K. Lochridge (Chair) Robert W. Cremin Jean-Pierre M. Ergas Peter T. Francis Kristiane C. Graham

Summary Compensation Table

The Summary Compensation Table and notes show all remuneration for 2010 provided to our NEOs, consisting of the following officers:

•	our chief executive officer;

•	our chief financial officer; and

•	our three other most highly compensated executive officers.

The determination of the most highly compensated executive officers is based on total compensation paid or accrued for 2010, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
Robert A. Livingston	2010	900,000	2,100,000	1,340,724	3,263,063	0	219,703	99,051	7,922,541

President and Chief	2009	783,750	1,000,000	231,329	1,020,716	246,071	1,790,490	17,290	5,089,646

Executive Officer (8)	2008	767,500	1,000,000	—	596,582	763,020	998,938	20,225	4,146,265

Brad M. Cerepak	2010	525,000	868,684	201,100	598,228	0	88,325	14,455	2,295,792

Vice President,	2009	268,052	320,000	0	290,446	—	—	6,200	884,698
Finance and Chief
Financial Officer (9)

Thomas W. Giacomini	2010	575,000	860,000	629,900	489,463	0	48,852	22,572	2,625,787

President and Chief	2009	513,125	466,000	51,842	228,734	282,336	115,943	756,784	2,414,764
Executive Officer of Dover
Industrial Products Inc. (10)

William W. Spurgeon, Jr.	2010	650,000	1,260,000	201,100	489,463	831,344	0	14,132	3,446,039

President and Chief	2009	601,250	475,000	79,973	352,905	881,118	665,473	6,200	3,061,919

Executive Officer of Dover	2008	650,000	650,000	—	546,163	2,000,000	324,416	11,040	4,181,619
Fluid Management, Inc.

David R. Van Loan	2010	725,000	1,450,000	201,100	489,463	0	0	11,974	2,877,537

President and Chief	2009	680,300	442,000	89,207	393,629	0	1,403,700	19,800	3,028,636

Executive Officer of Dover	2008	725,000	725,000	—	609,186	1,763,595	661,203	31,825	4,515,809
Electronic Technologies, Inc.

(1)	Salary amounts for 2009 reflect a voluntary reduction of 15% and 10% taken by Mr. Livingston and the other NEOs, respectively, for most of 2009. No NEO received a salary increase in 2010. The increase in salary for 2010 as compared to 2009 reflects the restoration of the NEOs’ salaries to prior levels before the 2009 reductions and, for Messrs. Cerepak and Giacomini, the effect of a full year of pay in their new positions.

(2)	Bonus amounts generally represent payments under our AIP for the year indicated, which payments are made in the first quarter of the following year. The AIP constitutes a non-equity incentive plan under FASB ASC Topic 718. Although they are based on the satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated and to distinguish them from the payouts under the cash performance awards under the 2005 plan for the three-year performance period ended December 31 of that year. Mr. Cerepak joined the company after the end of the first quarter of 2009 and, accordingly, did not participate in our AIP for 2009. For 2010, in addition to his bonus under the AIP, Mr. Cerepak received a discretionary bonus of $28,684 which is reflected in the number in the table. Mr. Giacomini received a discretionary award for 2009 in lieu of a bonus under the AIP.

(3)	The amounts generally represent the aggregate grant date fair value of performance shares under the 2005 plan granted during the year indicated, calculated in accordance with FASB ASC Topic 718.

Under ASC Topic 718, the performance share awards are considered market conditioned awards and no probability assessment is made in calculating grant date fair value. The grant date fair value for the 2010 performance share award was deteremined in accordance with ASC Topic 718 using a value of $57.49 per share calculated using the Monte Carlo simulation model. The grant date fair value of the 2009 performance share awards was recalculated to reflect accounting treatment of the performance shares as market conditioned awards using a grant date fair value of $35.79 per share, calculated using the Monte Carlo simulation model. Dover first granted performance shares in 2009. Accordingly, there are no stock award values disclosed for prior years. Mr. Giacomini’s amount for 2010 also reflects the grant date fair value, calculated in accordance with FASB ASC Topic 718, of 10,000 shares of restricted stock granted to Mr. Giacomini on February 11, 2010.

(4)	The amounts represent the aggregate grant date fair value of SSAR awards granted during the year indicated, calculated in accordance with FASB ASC Topic 718, and do not correspond to the actual value that might be realized by the named executives. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 10 to the Notes to the Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

(5)	Amounts represent the payouts earned under cash performance awards under our 2005 plan for the three-year performance period ended on December 31 of the year indicated. The actual payouts were made during the first quarter of the following year. See the column under Note (2) for additional amounts paid as non-equity incentive plan compensation.

(6)	Amounts represent changes in present value of accumulated benefits under the pension plan and/or PRP (formerly SERP) during 2010. Mr. Cerepak is not yet vested in benefits under either plan. The present value of Messrs. Spurgeon and Van Loan’s accumlated benefits is zero because the aggregate value declined from 2009. The present value of their benefits under the PRP declined by $130,107 and $204,604, respectively, largely due to the change in retirement age assumption discussed below.

Effective January 1, 2010, Dover changed the PRP so that benefits accrued after January 1, 2010 are not eligible for unreduced benefits prior to age 65. As a result, the retirement age assumption changed from age 62 to age 65. This change in assumption decreases the present value of PRP benefit accrued through December 31, 2009, since this portion of the PRP is eligible for unreduced benefits at age 62 for all executives except Mr. Cerepak. Prior to the change in the retirement age assumption, the change in pension value for 2010 was $1,889,000 (Livingston), $210,000 (Giacomini), $531,000 (Spurgeon) and $1,030,000 (Van Loan).

(7)	The amounts for 2010 are reflected in the table below:

				Spousal or Personal
	2010 401(k)		Relocation	Travel Related to
	Match/Profit	Relocation	Expense	Corporate Meetings
Name	Sharing	Expenses	Tax Gross-up	and Corporate Gifts
Robert Livingston	11,760	82,442	4,849	0

Brad Cerepak	11,760	0		2,695

Thomas Giacomini	11,760	5,162	3,363	2,287

William Spurgeon	11,760	0		2,372

David Van Loan	11,760	0		214

The amount for 2009 for Mr. Livingston reflects $5,520 in 401(k) matching contributions and $11,770 in relocation expenses. Amounts for Messrs. Cerepak and Spurgeon for 2009 reflect 401(k) matching contributions. The amount for Mr. Giacomini for 2009 reflects 401(k) matching contributions, an automobile allowance and $746,084 in relocation expenses, of which $295,803 represents partial reimbursement for losses incurred by Mr. Giacomini in connection with the sale of his house for relocation to Chicago and $238,506 represents tax assistance in connection with the relocation. Mr. Giacomini absorbed substantial personal losses as the result of the sale of his home and relocation to Chicago at our request. The amount for Mr. Van Loan for 2009 includes $17,400 in 401(k) matching contributions and $2,400 in a car allowance.

Amounts for 2008 for Messrs. Livingston and Spurgeon represent 401(k) matching/profit sharing contributions, and for Mr. Van Loan represent 401(k) matching/profit sharing contributions and an automobile allowance.

(8)	Prior to his promotion to chief executive officer effective December 1, 2008, Mr. Livingston served as our president and chief operating officer from July 1, 2008 and prior thereto he was the president and chief executive officer of Dover Engineered Systems, Inc. Mr. Livingston’s salary for 2008 reflects the changes in his position during 2008.

(9)	Mr. Cerepak became Dover’s vice president of finance on June 8, 2009 and became chief financial officer on August 1, 2009. Mr. Cerepak reduced his salary by 10%, consistent with other NEOs, for 2009. Mr. Cerepak’s salary for 2009 was pro-rated to reflect his services for seven months of the year.

(10)	Mr. Giacomini became chief executive officer of Dover Industrial Products Inc. on July 10, 2009. Prior thereto, he was president of Dover Industrial Products Inc.

Grants of Plan-Based Awards in 2010

All awards listed in the table below have a grant date of February 11, 2010.

		Estimated Future Payouts Under				Estimated Future Payouts Under Equity
		Non-Equity Incentive Plan Awards				Incentive Plan Awards
									All Other	All Other
									Stock	Option		Grant Date
									Awards:	Awards:	Exercise	Fair Value
									Number of	Number of	Price of	of Stock
		Thres-				Thres-			Shares of	Securities	Option	and Option
		hold	Target	Maximum		hold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Type	(1)($)	($)	($)		(1)(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	($)
Robert A. Livingston	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	279,851	42.88	3,263,063

	Performance Shares (3)	n/a	n/a	n/a		0	23,321	46,642	n/a	n/a	n/a	1,340,724

	CPP (4)	0	1,000,000	5,000,000	(7)	n/a	n/a	n/a	n/a	n/a	n/a	n/a

	Bonus Plan (5)	0	1,125,000	2,250,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

Brad M. Cerepak	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	51,306	42.88	598,228

	Performance Shares (3)	n/a	n/a	n/a		0	3,498	6,996	n/a	n/a	n/a	201,100

	CPP (4)	0	300,000	2,250,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

	Bonus Plan (5)	0	525,000	1,050,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

Thomas W. Giacomini	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	41,978	42.88	489,463

	Performance Shares (3)	n/a	n/a	n/a		0	3,498	6,996	n/a	n/a	n/a	201,100

	Restricted Shares (6)	n/a	n/a	n/a		n/a	n/a	n/a	10,000	n/a	n/a	428,800

	CPP (4)	0	400,000	3,000,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

	Bonus Plan (5)	0	575,000	1,150,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

William W. Spurgeon, Jr.	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	41,978	42.88	489,463

	Performance Shares (3)	n/a	n/a	n/a		0	3,498	6,996	n/a	n/a	n/a	201,100

	CPP (4)	0	400,000	3,000,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

	Bonus Plan (5)	0	650,000	1,300,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

David R. Van Loan	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	41,978	42.88	489,463

	Performance Shares (3)	n/a	n/a	n/a		0	3,498	6,996	n/a	n/a	n/a	201,100

	CPP (4)	0	400,000	3,000,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

	Bonus Plan (5)	0	725,000	1,450,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Represents the minimum amount payable for a certain level of performance. Under each of our plans, there is no guaranteed minimum payment.

(2)	Represents an award of SSARs under the 2005 plan that will not be exercisable until February 11, 2013. The grant date fair value was calculated in accordance with FASB ASC 718, using a Black-Scholes value of $11.66 per SSAR.

(3)	Represents an award of performance shares under the 2005 plan. The performance shares vest and become payable on February 11, 2013, subject to the achievement of the applicable performance goal. The performance share awards are considered market condition awards per FASB ASC 718 and the grant date fair value for the awards was calculated in accordance with FASB ASC 718, using a value of $57.49 per share calculated using the Monte Carlo simulation model.

(4)	Represents a cash performance award under the 2005 plan made on February 11, 2010 for the three-year performance period 2010 through 2012 compared to the base year 2009. The actual cash payout, if any, at the end of the three-year performance period will be equal to the award amount multiplied by a percentage reflecting the level of achievement of the iTSR target by the executive’s business unit over the three-year period. The target amount shown assumes the award amount is multiplied by 100%.

(5)	The amounts shown in this row reflect the potential payouts in February 2011 for 2010 under the AIP. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 200% satisfaction of the participant’s performance goals for 2010. The bonus amount actually paid in February 2011 is disclosed in the Summary Compensation Table in the column “Bonus” for 2010 for the executive officer.

(6)	Represents an award of restricted stock under the 2005 plan that will vest on February 11, 2013.

(7)	Mr. Livingston’s maximum CPP payment calculated under the applicable formula is $7,500,000. The 2005 plan, however, caps the payment amount to individuals in any given year to $5,000,000.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards						Stock Awards
									Equity
									Incentive
									Plan
									Awards:
									Number of
								Market	Unearned	Equity Incentive
	Number of		Number of				Number of	Value of	Shares,	Plan Awards:
	Securities		Securities				Shares or	Shares or	Units or	Market or Payout
	Underlying		Underlying				Units of	Units of	Other	Value of Unearned
	Unexercised		Unexercised		Option		Stock That	Stock That	Rights That	Shares, Units or
	Options		Options		Exercise	Option	Have not	Have not	Have not	Other Rights That
	(#)		(#)		Price	Expiration	Vested	Vested	Vested	Have not Vested
Name	Exercisable		Unvested		($)	Date	(#)	(S)	(#)	($)
Robert A. Livingston			279,851	(1)	42.88	2/11/2020

			155,124	(2)	29.45	2/12/2019

			54,383	(3)	42.30	2/14/2018

	41,621	(4)			50.60	2/8/2017

	42,261	(5)			46.00	2/2/2016

	44,763	(6)			38.00	2/10/2015

	15,728	(7)			41.25	2/12/2014

	33,713	(8)			24.50	2/13/2013

	25,343	(9)			38.00	2/14/2012

									46,642 (10)	2,726,225 (11)

									25,856 (12)	1,511,283 (11)

Brad M. Cerepak			51,306	(1)	42.88	2/11/2020

			29,577	(13)	35.50	6/8/2019

									6,996 (10)	408,916 (11)

Thomas W. Giacomini			41,978	(1)	42.88	2/11/2020

			34,762	(2)	29.45	2/12/2019

			32,270	(3)	42.30	2/14/2018

	10,550	(4)			50.60	2/8/2017

	10,712	(5)			46.00	2/2/2016

	5,843	(6)			38.00	2/10/2015

	4,984	(7)			41.25	2/12/2014

							10,000 (14)	584,500 (15)

									6,996 (10)	408,916 (11)

									5,796 (12)	338,776 (11)

	Option Awards						Stock Awards
									Equity
									Incentive
									Plan
									Awards:
									Number of
								Market	Unearned	Equity Incentive
	Number of		Number of				Number of	Value of	Shares,	Plan Awards:
	Securities		Securities				Shares or	Shares or	Units or	Market or Payout
	Underlying		Underlying				Units of	Units of	Other	Value of Unearned
	Unexercised		Unexercised		Option		Stock That	Stock That	Rights That	Shares, Units or
	Options		Options		Exercise	Option	Have not	Have not	Have not	Other Rights That
	(#)		(#)		Price	Expiration	Vested	Vested	Vested	Have not Vested
Name	Exercisable		Unvested		($)	Date	(#)	(S)	(#)	($)
William W. Spurgeon, Jr.			41,978	(1)	42.88	2/11/2020

			53,633	(2)	29.45	2/12/2019

			49,787	(3)	42.30	2/14/2018

	38,419	(4)			50.60	2/8/2017

	40,500	(5)			46.00	2/2/2016

	46,042	(6)			38.00	2/10/2015

	9,291	(7)			41.25	2/12/2014

	13,557	(8)			24.50	2/13/2013

	7,598	(9)			38.00	2/14/2012

									6,996 (10)	408,916 (11)

									8,936 (12)	522,309 (11)

David R. Van Loan			41,978	(1)	42.88	2/11/2020

			59,822	(2)	29.45	2/12/2019

			55,532	(3)	42.30	2/14/2018

	44,822	(4)			50.60	2/8/2017

	44,374	(5)			46.00	2/2/2016

	20,411	(6)			38.00	2/10//2015

	14,335	(7)			41.25	2/10/2014

									6,996 (10)	408,916 (11)

									9,970 (12)	582,747 (11)

(1)	SSARs granted on February 11, 2010 that are not exercisable until February 11, 2013.

(2)	SSARs granted on February 12, 2009 that are not exercisable until February 12, 2012.

(3)	SSARs granted on February 14, 2008 that became exercisable on February 14, 2011.

(4)	SSARs granted on February 8, 2007 that became exercisable on February 8, 2010.

(5)	SSARs granted on February 2, 2006 that became exercisable on February 2, 2009.

(6)	Stock options granted on February 10, 2005 that became exercisable on February 10, 2008.

(7)	Stock options granted on February 12, 2004 that became exercisable on February 12, 2007.

(8)	Stock options granted on February 13, 2003 that became exercisable on February 13, 2006.

(9)	Stock options granted on February 14, 2002 that became exercisable on February 14, 2005.

(10)	Performance shares granted on February 11, 2010 that vest and become payable on February 11, 2013 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%).

(11)	The amount reflects the number of performance shares payable based on achievement of the maximum level of performance multiplied by $58.45, the closing price of our common stock on December 31, 2010.

(12)	Performance shares granted on February 12, 2009 that vest and become payable on February 12, 2012, subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%).

(13)	SSARs granted on June 8, 2009 that are not exercisable until June 8, 2012.

(14)	Restricted stock granted on February 11, 2010 that vests on February 11, 2013.

(15)	The amount reflects the number of shares granted multiplied by $58.45, the closing price of our common stock on December 31, 2010.

All awards listed above, beginning with grants made in 2005, were made under the 2005 plan. The 2005 plan provides for stock options and SSAR grants, cash performance awards, performance share awards and restricted stock awards. A maximum of 20,000,000 shares of common stock may be issued under the 2005 plan, of which only 10% (i.e. 2,000,000 shares) may be granted as performance share awards or restricted shares.

Stock options granted in 2005 are non-qualified stock options. In 2006, we began granting SSARs instead of stock options. An SSAR allows the plan participant to receive the increase, if any, in the fair market value of the number of shares of common stock underlying the award during the life of the award over a base price set on the date of grant. The amount payable upon the exercise of the SSAR will be paid to the plan participant in shares of common stock. The committee determines the exercise price for options and the base price of SSARs, which may not be less than the closing price of our common stock on the NYSE on the date of grant. All options and SSARs granted under the 2005 plan have a 10-year term and are not exercisable for the first three years of that term.

The committee may make restricted stock awards to employees under the 2005 plan, provided that it may not grant a single recipient more than 600,000 shares of restricted stock in any year. The committee determines the vesting period, of not less than one year or more than five years, with respect to a restricted stock award and whether other restrictions, including the satisfaction of any performance targets, are applicable to the award.

Beginning in 2009, the committee granted a portion of the value of the long-term incentive equity award to NEOs in the form of performance shares in lieu of SSARs. No participant may receive more than 600,000 shares of common stock in respect of performance share awards for any performance period.

The stock options listed above that were granted prior to 2005 were granted under the 1995 plan which provided for stock options, restricted stock awards and cash performance awards. The 1995 plan expired in January 2005, but some options remain outstanding under the plan.

Option Exercises and Stock Vested in 2010

	Number of Shares Acquired		Value Realized on
Name	on Exercise (#)		Exercise ($)(1)
Robert A. Livingston	31,473	(2)	298,527
Brad M. Cerepak	—		—
Thomas W. Giacomini	—		—
William W. Spurgeon, Jr.	4,502	(3)	60,057
David R. Van Loan	60,676	(4)	1,085,757

(1)	The “value realized on exercise” provided in the table represents the difference between the closing price on the exercise date and the exercise price, multiplied by the number of shares underlying the option exercised.

(2)	Represents the exercise on January 27, 2010 of a stock option granted on February 10, 2000, for 9,449 shares at an exercise price of $39.00 per share, and the exercise on October 28, 2010 of a stock option granted on February 8, 2001 for 22,024 shares at an exercise price of $41.00 per share. The closing price of Dover’s common stock on the NYSE on January 27, 2010 and October 28, 2010 was $42.81 and $52.92, respectively.

(3)	Represents the exercise on January 26, 2010 of a stock option granted on February 10, 2000 for 1,208 shares at an exercise price of $39.00 per share, and the exercise on December 2, 2010 of a stock option granted on February 8, 2001, for 3,294 shares at an exercise price of $41.00 per share. The closing price of Dover’s common stock on the NYSE on January 26, 2010 and December 2, 2010 was $42.96 and $57.78, respectively.

(4)	Represents the exercise on February 3, 2010 of a stock option granted on February 10, 2000 for 6,558 shares at an exercise price of $39.00 per share; the exercise on April 30, 2010 of a stock option granted on February 8, 2001 for 14,422 shares at an exercise price of $41.00 per share; the exercise on April 30, 2010 of a stock option granted on February 14, 2002 for 15,561 shares at an exercise price of $38.00 per share; and the exercise on April 30, 2010 of a stock option granted on February 13, 2003 for 24,135 shares at an exercise price of $24.50 per share. The closing price of Dover’s common stock on the NYSE on February 3, 2010 and April 30, 2010 was $44.13 and $52.22, respectively.

Pension Benefits Through 2010

				Present
			Normal	Value of		Payments
		Number of Years	Retirement	Accumulated		During Last
		Credited Service	Age	Benefit		Fiscal Year
Name	Plan name (1)	(#)(2)	(#)(3)	($)(4)		($)
Robert A. Livingston	Pension Plan	9.0	65	104,187		Not offered

	PRP	27.4 (actual)	65	5,357,975	(5)	Not offered

Brad M. Cerepak	Pension Plan	2.0	65	37,114		Not offered

	PRP	1.6 (actual)	65	51,210		Not offered

Thomas W. Giacomini	Pension Plan	11.0	65	104,401		Not offered

	PRP	7.3 (actual)	65	196,670	(6)	Not offered

William W. Spurgeon, Jr.	Pension Plan	18.0	65	316,806		Not offered

	PRP	17.9 (actual)	65	1,767,462	(7)	Not offered

David R. Van Loan	Pension Plan	1.0	65	31,070		Not offered

	PRP	19.9 (actual plus prior service credit)	65	4,828,358	(8)	Not offered

(1)	Effective January 1, 2010, Dover’s SERP was amended and restated, and the plan was renamed the PRP. Benefits accrued under the SERP formula through December 31, 2009 were maintained.

(2)	Mr. Livingston’s pension plan benefits are based on 6.25 years of service at Dover and 2.75 years earned prior to the date the company he worked for was acquired by Dover. Mr. Giacomini started to accrue a benefit under the pension plan effective January 1, 2008. The table includes the value of pension benefits that he earned prior to the date the company he worked for was acquired by Dover. His pension plan benefit is based on 3 years of credited service at Dover and 8 years of credited service at the prior company. Mr. Cerepak is not yet vested in benefits under either the pension plan or the PRP.

(3)	Under the PRP, benefits accrued through December 31, 2009 are payable unreduced at age 62 (assuming the participant has 10 years of service) and benefits accrued after January 1, 2010 are payable unreduced at age 65.

(4)	This amount was earned by the named executive officer over his years of service. The present value of benefits was calculated assuming that the executive will receive a single lump sum payment upon retirement at the later of his current age or age 65.

(5)	Mr. Livingston is eligible to retire with the portion of his PRP benefit accrued through December 31, 2009, payable unreduced at age 62 with 10 years of service. The present value of his PRP benefits, assuming retirement at age 62, is $7,013,075.

(6)	Mr. Giacomini is eligible to retire with the portion of his PRP benefit accrued through December 31, 2009, payable unreduced at age 62 with 10 years of service. The present value of his PRP benefits, assuming retirement at age 62, is $357,716.

(7)	Mr. Spurgeon is eligible to retire with the portion of his PRP benefit accrued through December 31, 2009, payable unreduced at age 62 with 10 years of service. The present value of his PRP benefits, assuming retirement at age 62, is $2,428,812.

(8)	Mr. Van Loan is eligible to retire with the portion of his PRP benefit accrued through December 31, 2009, payable unreduced at age 62 with 10 years of service. The present value of his PRP benefits, assuming retirement at age 62, is $6,066,729.

The amounts shown in the Pension Benefits table above are actuarial present values of the benefits accumulated through December 31, 2010. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the assumed discount rate, would be sufficient on an average basis to provide estimated future payments totaling the current accumulated benefit. For purposes of the table, the assumed retirement age for each named executive officer is 65, the normal retirement age under each plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

Pension Plan

We have a pension plan for which Dover employees, and the employees of our participating subsidiaries, are eligible to become participants after they have completed one year of service. Benefits under the pension plan, including those for the applicable NEOs, are determined by multiplying a participant’s years of credited service (up to a maximum of 35 years) by a percentage of their final average compensation, subject to statutory limits applicable to tax-qualified pension plans.

Pension plan participants generally vest in their benefits after five years of employment or, if earlier, upon reaching age 65, which is the normal retirement age under the plan. All NEOs who participate in the pension plan, except for Mr. Cerepak, are vested in their pension plan benefits and are eligible to begin receiving reduced benefits if their employment terminates before normal retirement age.

Pension Replacement Plan

We also maintain the PRP, which is a non-qualified plan for tax purposes, to provide benefits to certain employees whose compensation and pension plan benefits are greater than the compensation and benefit limits applicable to tax-qualified pension plans. Prior to January 1, 2010, the SERP provided non-qualified retirement benefits. Effective January 1, 2010, the SERP was amended to provide reduced benefits that are more consistent with the benefits provided under the pension plan and its name was changed to the PRP.

Employees are eligible to participate in the PRP if they hold certain positions within the Dover group, are U.S. taxpayers and earn more than a set percentage above Internal Revenue Code’s compensation limits for tax-qualified pension plans. Dover’s CEO may designate other employees as eligible and may revoke the eligibility of participants.

The formula for determining benefits accrued under the PRP after December 31, 2009, before offsets, is determined using the same benefit formula as under the pension plan, except that the Internal Revenue Code’s limits on compensation and benefits applicable to tax-qualified pension plans will not apply. Benefits under the former SERP, before offsets, were determined by multiplying the participant’s years of actual service with Dover companies, plus, in limited cases, prior service credit (to a combined maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan.

Benefits payable under the PRP or SERP are reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of social security benefits. Effective January 1, 2010, PRP participants must complete five years of service to vest in their benefits. All NEOs who participate in the PRP, except Mr. Cerepak, are fully vested in their benefits and are eligible to begin receiving benefits upon termination of employment. Effective January 1, 2010, PRP benefits may be forfeited for “cause”, defined as conviction of a felony which places a Dover company at legal or other risk or is expected to cause substantial harm to the business of a Dover company or its relationships with employees, distributors, customers or suppliers.

Normal retirement age for purposes of the PRP is age 65. Certain employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service. Generally, benefits accrued after December 31, 2009 will be subject to early retirement reduction factors consistent with the reduction factors in the pension plan.

Nonqualified Deferred Compensation in 2010

Registrant
		Executive	Contributions	Aggregate	Aggregate	Aggregate
		Contributions	in Last	Earnings in	Withdrawals/	Balance at
		in last FY	FY	Last FY	Distributions	Last FYE
Name	Plan Name	($)(1)	($)	($)	($)	($)
Robert A. Livingston	Deferred Compensation Plan (2)	n/a	n/a	n/a	n/a	n/a

	Executive Deferred Income Plan (3)	n/a	n/a	15,686	n/a	301,407

Brad M. Cerepak	Deferred Compensation Plan (2)	n/a	n/a	n/a	n/a	n/a

Thomas W. Giacomini	Deferred Compensation Plan	659,906	0	142,396	0	1,703,551

William W. Spurgeon, Jr.	Deferred Compensation Plan	138,049	0	109,344	219,513	813,162

David R. Van Loan	Deferred Compensation Plan (2)	n/a	n/a	n/a	n/a	n/a

(1)	Amounts shown as executive contributions in 2010 are included in the Summary Compensation Table in the salary, bonus or non-equity incentive plan compensation columns, as appropriate, for the respective officers.

(2)	Messrs. Livingston and Van Loan have elected not to participate in the deferred compensation plan. Mr. Cerepak was not eligible to participate in the plan.

(3)	In 1984-1985, we offered our executive officers an executive deferred income plan (the “EDIP”). Mr. Livingston participated in the EDIP, pursuant to which he elected to defer certain income during the period 1985-1988. We will repay this deferred income to him (or his estate) beginning when Mr. Livingston has reached age 65 and retired from our company, and continuing thereafter for a period of 15 years. The amount Mr. Livingston deferred, $20,000, will be repaid together with interest compounding at the rate of 12.5%, through December 31, 2008. This was a competitive market interest rate at the time the program was introduced. As of January 1, 2009 and for each January 1 thereafter, Mr. Livingston’s deferrals plus interest credited thereon through December 31, 2008, will be credited with interest, compounded annually, at a rate equal to Moody’s Aa Corporate Bond Index published on

December 31 of the preceding year. As part of the EDIP, we purchased whole life insurance policies payable to us to fund the anticipated cost of this program. This plan has been closed since 1988.

Our deferred compensation plan is a nonqualified plan that permits select key management and highly compensated employees on a US payroll to irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. Although we may make discretionary contributions to the plan, we have never done so and do not currently expect to do so.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts. Effective as of January 1, 2010, a hypothetical investment option that tracks the value of Dover common stock, including any dividend payments, was added to the plan. This Dover stock unit fund does not actually hold any Dover stock, and participants who elect to participate in this option do not own any Dover common stock or have any voting or other rights associated with the ownership of our common stock. Participants’ accounts are credited with the net returns of shares of our common stock equal to the number of stock units held by the participant. All distributions from the stock unit fund will be paid in cash. Balances allocated into the stock unit fund must remain in the stock unit fund for the remainder of the participant’s participation in the plan.

Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant. Distributions from the stock unit fund will only be made after termination of service.

Potential Payments upon Termination or Change in Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change in control.

In November 2010, Dover adopted an executive severance plan (the “severance plan”) and senior executive change-in-control severance plan (the “CIC severance plan”). The severance plan creates a consistent and transparent severance policy for determining benefits for all similarly-situated executives and formalizes Dover’s current executive severance practices. All of our executives, including our NEOs, are eligible to participate in the severance plan. The CIC severance plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments based on current market practices. The CIC severance plan will apply to all executives who are subject to Dover’s senior executive shareholding guidelines on the date of a change-in-control (as defined in the plan), including all NEOs. Each of the severance plan and the CIC severance plan gives Dover the right to recover amounts paid to an executive under the plan as required under any claw-back policy of Dover as in effect from time to time or under applicable law. Prior to the adoption of the CIC severance plan, Dover had historically provided double-trigger change-in-control payments under individual agreements that had been put in place for all of the NEOs other than Mr. Cerepak. Those agreements will expire according to their terms upon the next applicable annual renewal date.

The 2005 Cash and Equity Incentive Plan and Dover’s other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination.

Payments Made Upon Termination (Without a Change in Control)

Payments Made Upon Voluntary Termination

A named executive officer who voluntarily terminates his employment:

•	will be entitled to payment of cash performance awards and performance share awards for which the performance period had been completed but payout had not yet occurred, subject to the satisfaction of performance targets and certification by the compensation committee that the performance targets have been met;

•	will be entitled to exercise vested stock options or SSARs until the end of three months following the date of termination or any earlier expiration of the award;

•	will receive a single lump sum payment of amounts accrued and vested in the deferred compensation plan and PRP (other than grandfathered benefits for which different distribution options may be available); and

•	will forfeit cash performance awards and performance share awards for which the performance period has not been completed, as well as unvested stock options, SSARs and restricted stock awards.

Payments Made Upon Involuntary Termination (other than for cause)

A named executive officer who is involuntarily terminated other than for cause:

•	will be entitled to salary continuation for a 12-month period following termination, plus an additional monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits;

•	will be entitled to an amount equal to the pro rata portion of the annual incentive bonus paid to the executive for the prior year or of the target annual incentive bonus payment for the year in which termination occurs (in each case subject to the discretion of the compensation committee to reduce the payment amount) depending on whether the executive is a “covered employee” under 162(m);

•	will be entitled to payment of cash performance awards and performance share awards for which the performance period had been completed but payout had not yet occurred (subject to the satisfaction of performance targets and certification by the compensation committee that the performance targets have been met; and provided that the committee may choose to permit an executive eligible for early retirement under the 2005 plan to take early retirement for purposes of the awards under the 2005 plan);

•	will be entitled to a pro rata portion of the payment, if any, the executive would have earned under a cash performance award with a scheduled payment date next following the date of termination (subject to the satisfaction of performance targets applicable to the award for the applicable period and the terms of the 2005 plan, including the discretion of the compensation committee to reduce the payment; and provided that an executive eligible for early retirement under the 2005 plan may be treated as taking early retirement for purposes of the cash performance award);

•	will be entitled to exercise vested stock options or SSARs until the end of three months following the date of termination or any earlier expiration of the award (provided, however, that the committee may choose to permit an executive eligible for early retirement under the 2005 plan to take early retirement for purposes of the awards under the 2005 plan);

•	will receive a single lump sum payment of amounts accrued and vested in the deferred compensation plan and PRP (other than grandfathered benefits for which different distribution options may be available);

•	will forfeit other cash performance awards and performance share awards for which the performance period has not been completed, as well as unvested stock options, SSARs and restricted stock awards; and

•	will receive $10,000 in outplacement services.

Payments Made Upon Termination for Cause

A named executive officer whose employment is terminated by us for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the PRP as described in the applicable plan description above.

Payments Made Upon Normal Retirement

A named executive officer who retires at the normal retirement age under the applicable plan:

•	will be entitled to receive on the normal payout date the payout of any previously-granted cash performance award or performance share award that would have been earned had he or she continued to be a Dover employee through the payout date, subject to the satisfaction of performance targets and certification by the compensation committee that the performance targets have been met;

•	will continue to vest in options and SSARs held as of the retirement date and may exercise them after vesting until the earlier of their expiration date or the end of the 60-month period following retirement; and

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the PRP in accordance with the terms of those plans and the officer’s elections thereunder.

Normal retirement is defined as retirement at age 62 under the 2005 plan, 65 under the pension plan and the PRP, and 65 (or 55 with 10 years of service) under the deferred compensation plan.

Payments Made Upon Early Retirement

Early retirement is defined in each of the deferred compensation plan, the PRP and the pension plan as described in the applicable plan description above. With respect to awards under the 2005 plan, early retirement is defined as termination for any reason other than normal retirement, death, disability or cause, under one of the following circumstances:

•	the executive has at least 10 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 65 (the “Rule of 65”) and the executive terminates employment on at least 6 months’ notice;

•	the executive has at least 15 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 70 (the “Rule of 70”) and the executive terminates employment on at least 6 months’ notice; or

•	the executive’s employment terminates because the company or line of business in which he or she is employed is sold and the executive remains employed in good standing through the closing date of the sale (“sale of a company”).

A named executive officer who takes early retirement (as defined in the applicable plan):

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the PRP in accordance with the terms of the plans and the officer’s elections thereunder;

•	will be entitled to have his options and SSARs continue to vest and be exercisable for a period of 24 months, 36 months or 12 months following the date of early retirement under the Rule of 65, the Rule of 70 or sale of a company, respectively; (however, note that (1) an executive who is eligible to retire under the Rule of 65 or the Rule of 70 and who retires upon the sale of a company will be entitled to have his options and SSARs continue to vest and be exercisable in accordance with the Rule of 65 or Rule of 70 treatment, as the case may be, and (2) options and SSARs can never be exercised after the expiration of their 10-year term); and

•	at the discretion of the compensation committee, may receive all or a portion of the remaining payouts of cash performance awards or performance share awards outstanding on the date of early retirement under the Rule of 65 or the Rule of 70, subject to satisfaction of performance targets and certification by the committee that such performance targets have been met. Any such payouts will be made on the regular payout dates for the awards. All outstanding cash performance awards and performance shares are canceled under early retirement upon the sale of a company.

Any person who takes early retirement under the 2005 plan (unless he or she waives the early retirement benefits) is deemed to have expressly agreed that he or she will not compete with us on the following terms: the participant will not compete with us or any of our companies at which he or she was employed within the three years immediately prior to his or her termination, in the geographic areas in which we or that company actively carried on business at the end of the participant’s employment, for the period during which early retirement affords him or her enhanced benefits.

If the participant fails to comply with the non-compete provision, he or she forfeits the early retirement enhanced benefits referred to above and must return to Dover the economic value previously realized by reason of such benefits.

Payments Made Upon Disability or Death

A named executive officer who dies or becomes permanently disabled (or, if he or she has died, the officer’s beneficiary or estate):

•	will be entitled to receive on the normal payout date a portion of each cash performance payout or performance share payout that he or she would have earned had the officer continued to be a Dover employee through the payout or distribution date, prorated on the basis of the performance period during which the officer served and subject to satisfaction of the applicable performance targets, unless the committee determines otherwise;

•	will become immediately vested in any unvested options or SSARs, and all options and SSARs may be exercised until the earlier of their expiration date or the end of the 60-month period following the officer’s death or disability;

•	will be entitled to receive payment of all amounts deferred and accrued in the deferred compensation plan and all amounts vested in the pension plan and the PRP in accordance with the terms of those plans and the officer’s elections thereunder; and

•	will be entitled to receive life insurance proceeds of $1,000,000 in the event of accidental death, or benefits of up to $15,000 per month offset by retirement benefits paid by Dover in the event of disability.

The table below shows the aggregate amount of potential payments and other benefits that each named executive officer would have been entitled to receive if his employment had terminated in certain circumstances, other than as a result of a change-in-control, on December 31, 2010. The amounts shown assume that termination was effective as of December 31, 2010, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s separation from our company. Annual bonuses are discretionary and are therefore omitted from the tables. As of December 31, 2010, Mr. Livingston was eligible for early retirement under the Rule of 70, and Mr. Spurgeon and Mr. Van Loan were eligible for early retirement under the Rule of 65. No NEO was eligible for normal retirement as of December 31, 2010, so we have omitted that column from the table.

							Early Retirement		Early Retirement
			Involuntary				Under		(Separation from
	Voluntary		Not for Cause		For Cause		Rule of 65 or		Service) Upon Sale
	Termination		Termination		Termination		Rule of 70		of Company
	($)(1)		($)(2)		($)		($)		($)(3)

Robert A. Livingston

Cash severance	n/a		1,900,000		n/a		n/a		n/a

Cash performance award	n/a		592,533	(4)	0		592,533	(4)	n/a

Performance share award	n/a		1,916,186	(5)	0		1,916,186	(5)	n/a

Stock options/SSARs	n/a		13,435,781	(6)	0		13,435,781	(6)	n/a

Retirement plan payments	n/a		7,620,016	(7)	113,445	(8)	7,620,016	(7)	n/a

Deferred comp plan	n/a		287,347	(9)	287,347	(9)	287,347	(9)	n/a

Health and welfare benefits	n/a		23,489		0		0		n/a

Outplacement	n/a		10,000		n/a		n/a		n/a

Total:	n/a		25,785,352		400,792		23,851,863		n/a

Brad M. Cerepak

Cash severance	n/a		1,050,000		n/a		n/a		n/a

Cash performance award	0		0		0		n/a		n/a

Performance share award	0		0		0		n/a		n/a

Stock options/SSARs	0		0		0		n/a		n/a

Retirement plan payments	0		0		0		n/a		n/a

Deferred comp plan	0		0		0		n/a		n/a

Health and welfare benefits	0		23,489		0		n/a		n/a

Outplacement	n/a		10,000		n/a		n/a		n/a

Total:	0		1,083,489		0		n/a		n/a

Thomas W. Giacomini

Cash severance	n/a		1,041,000		n/a		n/a		n/a

Cash performance award	0		0		0		n/a		0

Performance share award	0		0		0		n/a		0

Stock options/SSARs	421,396	(10)	421,396	(10)	0		n/a		942,557	(11)

Restricted stock award	0		584,500		0		n/a		584,500

Retirement plan payments	473,322	(7)	473,322	(7)	95,502	(8)	n/a		473,322	(7)

Deferred comp plan	1,703,551	(12)	1,703,551	(12)	1,703,551	(12)	n/a		1,703,551	(12)

Health and welfare benefits	0		23,489		0		n/a		0

Outplacement	n/a		10,000		n/a		n/a		n/a

Total:	2,598,269		4,257,258		1,799,053		n/a		3,703,930

William W. Spurgeon, Jr.

Cash severance	n/a		1,125,000		n/a		n/a		n/a

Cash performance award	n/a		1,315,677	(4)	0		1,315,677	(4)	n/a

Performance share award	n/a		484,589	(5)	0		484,589	(5)	n/a

Stock options/SSARs	n/a		4,882,235	(13)	0		4,882,235	(13)	n/a

Retirement plan payments	n/a		2,984,301	(7)	293,679	(8)	2,984,301	(7)	n/a

Deferred comp plan	n/a		813,162	(12)	813,162	(12)	813,162	(12)	n/a

Health and welfare benefits	n/a		23,489		0		0		n/a

Outplacement	n/a		10,000		n/a		n/a		n/a

Total:	n/a		11,638,453		1,106,841		10,479,964		n/a

David R. Van Loan

Cash severance	n/a		1,167,000		n/a		n/a		n/a

Cash performance award	n/a		524,833	(4)	0		524,833	(4)	n/a

Performance share award	n/a		524,803	(5)	0		524,803	(5)	n/a

Stock options/SSARs	n/a		4,199,956	(13)	0		4,199,956	(13)	n/a

Retirement plan payments	n/a		6,107,224	(7)	30,193	(8)	6,107,224	(7)	n/a

Deferred comp plan	n/a		0		0		0		n/a

Health and welfare benefits	n/a		9,199		0		0		n/a

Outplacement	n/a		10,000		n/a		n/a		n/a

Total:	n/a		12,543,015		30,193		11,356,816		n/a

(1)	Messrs. Livingston, Spurgeon and Van Loan are eligible for early retirement. Accordingly, we have assumed that each would take early retirement rather than voluntarily termination.

(2)	Dover anticipates allowing anyone eligible for early retirement under the Rule of 65 or 70 to take early retirement in the event of involuntary termination for awards under the 2005 plan. Accordingly, for Messrs. Livingston, Spurgeon and Van Loan, this column reflects the applicable early retirement treatment of their cash performance awards, performance shares, and stock options and SSARs.

(3)	This column is not applicable to Mr. Livingston or Mr. Cerepak because it relates only to a sale by Dover of one of its companies. This column is not applicable to Mr. Spurgeon or Mr. Van Loan because, if either executive’s segment were sold, he would have the more favorable benefits of Early Retirement under the Rule of 65.

(4)	This amount includes the payout for the performance period 2008-2010, plus an assumed pro rata payout in February 2012 at the 100% level of the cash performance award made in February 2009 for the three-year performance period 2009-2011, and an assumed pro rata payout in February 2013 at the 100% level of the cash performance award made in February 2010 for the three-year performance period 2010-2012. This calculation assumes that the compensation committee approves payouts for the performance periods for the NEO.

(5)	This amount reflects an assumed pro rata payout in February 2012 at the 200% level of the performance share award made in February 2009 for the three year performance period 2009-2011 and an assumed pro rata payout in February 2013 at the 200% level of the performance share award made in February 2010 for the three year performance period 2010-2012. This calculation assumes that the compensation committee approves payout for the performance periods for the NEO.

(6)	This amount reflects the value of vested options and SSARs as of December 31, 2010, which is the difference between the closing price of $58.45 per share of our common stock on December 31, 2010, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award, plus the value of unvested options and SSARs that would vest within 36 months following the executive’s retirement valued in the same manner.

(7)	This amount reflects benefits accrued under the PRP and pension plan as of December 31, 2010.

(8)	This amount reflects benefits acrued under the pension plan as of December 31, 2010. Benefits accrued under the PRP are forfeited in the event of a termination for cause as defined in the PRP.

(9)	This amount reflects benefits accrued under the EDIP as of December 31, 2010. Payments will begin at 65 and continue monthly for 15 years.

(10)	This amount reflects the value of vested options and SSARs as of December 31, 2010, as described in note 7.

(11)	This amount reflects the value of vested options and SSARs as of December 31, 2010, as described in Note (6), plus the value of unvested options and SSARs that would vest within 12 months following the executive’s early retirement, valued in the same manner.

(12)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the deferred compensation plan as of December 31, 2010; no increase in such benefits would result from the termination event.

(13)	This amount reflects the value of vested options and SSARs as of December 31, 2010, as described in Note (6), plus the value of unvested options and SSARs that would vest within 24 months following the executive’s early retirement valued in the same manner.

Potential Payments in Connection with a Change in Control (Without Termination)

As discussed below, the payment of severance benefits following a change in control is subject to a double trigger — that is, such benefits are payable only upon certain specified termination events following a change in control. However, rights of an executive under the 2005 plan, the deferred compensation plan, the pension plan, the PRP and other incentive and benefit plans are governed by the terms of those plans and typically are effected by the change in control event itself, even if the executive continues to be employed by us or a successor company following the change in control.

Under the 2005 plan, upon a change-in-control, all outstanding options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding cash performance awards and performance share awards immediately vest and become immediately due and payable. The performance periods of all outstanding cash performance awards and performance share awards terminate on the last day of the month prior to the month in which the change-in-control occurs. The participant is entitled to a payment, the amount of which is determined in accordance with the plan and the relevant cash performance award or performance share award agreement, which is then pro rated based on the portion of the performance period that the participant completed prior to the change-in-control.

Each person granted an award under the 2005 plan is deemed to agree that, upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change-in-control of Dover, he or she will not voluntarily terminate employment with us or any of our companies and, unless terminated by us, will continue to render services to us until the person seeking to effect a change-in-control of our company has abandoned, terminated or succeeded in such person’s efforts to effect the change-in-control.

Under the PRP, upon a change-in-control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change-in-control. Under the deferred compensation plan, at least 30 days before the date the change-in-control is expected to occur, we are required to contribute to the grantor trust holding certain amounts deferred under the plan an amount equal to (a) two times the annual average total deferrals made to the plan during the prior three years, plus (b) 125% of the amount by which the value of all participants’ accounts in the plan as of 30 days prior to the expected date of the change-in-control exceeds the liquidated value of the assets then held in the trust. Amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the continuing NEOs would have been entitled upon a change-in-control on December 31, 2010.

		Restricted	Cash			Deferred
	Stock Options/	Stock	Performance	Performance	PRP and	Compensation Plan
Named Executive Officer	SSARs ($)	Awards	Awards ($)	Share Awards ($)	Pension Plan ($)	($)
Robert A. Livingston	13,435,781	0	553,956	1,798,480	7,506,571	287,347	(1)

Brad M. Cerepak	1,477,627	0	91,667	124,947	47,455	0

Thomas W. Giacomini	2,604,252	584,500	340,243	341,312	377,820	1,703,551

William W. Spurgeon, Jr.	5,535,832	0	1,289,941	458,719	2,690,622	813,162

David R. Van Loan	4,853,553	0	497,410	497,257	6,077,031	0

(1)	This includes the present value of payments under the EDIP which begin at age 65 and continue monthly for 15 years, which amount will not be received as a lump sum.

Potential Payments Upon Termination Following a Change in Control

Under the CIC severance plan, an NEO covered by the plan will be entitled to receive severance payments if, within 18 months after the change-in-control, either his employment is terminated by Dover without “cause” or the executive terminates employment for “good reason,” as such terms are defined in the plan. The severance payments will consist of:

•	A lump sum payment equal to 2.99 (2.0 for a termination date that occurs after December 31, 2015) multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher; and

•	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

No executive may receive severance benefits for more than one plan or arrangement. If Dover determines that (i) any payment or distribution to an executive in connection with change-in-control, whether under the CIC severance plan or otherwise, would be subject to excise tax as an excess parachute payment under the Internal Revenue Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, Dover will reduce the severance payments made under the CIC severance plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax. The CIC severance plan does not provide any gross-up for excise taxes.

As of December 31, 2010, Mr. Cerepak is the only NEO to whom the CIC severance plan applies.

The other NEOs, including Mr. Livingston, are subject to individual double-trigger change-in-control agreements. Those agreements will expire according to their terms upon the next applicable annual renewal date. Until they expire (and for 18 months thereafter) those agreements will continue to govern change-in-control severance benefits to the executives with such agreements. Under those agreements, if we terminate an executive for any reason other than “cause,” death or “disability”, or the executive resigns for “good reason” (as such terms are defined in the agreements) within 18 months after a change-in-control, the executive is entitled to severance benefits, payable in a lump sum in cash (the “lump sum amount”) then equal to the sum of:

•	three times the executive’s salary immediately prior to the date of termination or, if higher, immediately prior to the first occurrence or circumstance constituting good reason; and

•	three times the average annual bonus earned by the executive for the three fiscal years ending immediately prior to the fiscal year in which the termination date occurred, or if higher, immediately prior to the fiscal year in which the change-in-control occurred.

In addition, the executive is entitled to the life, accident and health insurance plans that we provided prior to the change-in-control (or equivalent benefits) at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change-in-control agreement, plus pre-judgment interest on any judgment with respect thereto.

Upon a change-in-control, an executive who is party to a change-in-control agreement may be subject to a 20% excise tax under Section 280G of the Internal Revenue Code to the extent that the executive receives an “excess parachute payment.” Under the change-in-control agreements, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G with respect to the cash lump sum amount described above (depending on certain factors involved in the calculation of such taxes) and any income or excise taxes that are payable by the executive as a result of our reimbursement of such Section 280G excise taxes. Once these agreements expire, no NEO will be entitled to tax gross-ups in connection with a change-in-control.

The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon involuntary or good reason termination following a change in control on December 31, 2010:

		Health and		280G Tax Gross-Up/
	Lump Sum Amount	Welfare		Cutback
Named Executive Officer	($)	Benefits ($)	Outplacement ($)	Amount ($)(2)	Total ($)(1)
Robert A. Livingston	5,700,000	70,468	n/a	1,712,007	7,482,475

Brad M. Cerepak	3,139,500	23,489	10,000	0	3,172,989

Thomas W. Giacomini	2,841,000	70,468	n/a	1,050,187	3,961,655

William W. Spurgeon, Jr.	3,675,000	70,468	n/a	891,880	4,637,348

David R. Van Loan	4,042,000	27,597	n/a	0	4,069,597

(1)	For additional potential amounts payable upon a change in control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 59.

(2)	As discussed above, the new CIC severance plan does not provide any gross-up for excise taxes. The gross-ups shown in this column are provided for in the individual change-in-control severance agreements that our NEOs, other than Mr. Cerepak, had at the time the CIC severance plan was put into effect, which agreements will not be renewed.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

In order for shareholder proposals to be included in our proxy statement for the 2012 Annual Meeting, we must receive them at our principal executive offices, 3005 Highland Parkway, Suite 200, Downers Grove, Illinois, 60515, by November 19, 2011. All other shareholder proposals, including nominations for directors, in order to be voted on at the 2012 Annual Meeting, must be received by us not earlier than January 6, 2012, and not later than February 5, 2012, being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2011 Annual Meeting of Shareholders.

Dated: March 18, 2011

By authority of the board of directors,

JOSEPH W. SCHMIDT
Secretary

DOVER CORPORATION 3005 HIGHLAND PARKWAY SUITE 200 DOWNERS GROVE, IL 60515 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M32632-P07122-Z54825 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DOVER CORPORATION The Board of Directors recommends a vote FOR each director under Item 1: For Against Abstain 1. Election of Directors 1a. D. H. Benson 0 0 0 1b. R. W. Cremin 0 0 0 1c. J-P. M. Ergas 0 0 0 1d. P. T. Francis 0 0 0 1e. K. C. Graham 0 0 0 1f. R. A. Livingston 0 0 0 1g. R. K. Lochridge 0 0 0 1h. B. G. Rethore 0 0 0 1i. M. B. Stubbs 0 0 0 1j. S. M. Todd 0 0 0 1k. S. K. Wagner 0 0 0 1l. M. A. Winston 0 0 0 The Board of Directors recommends a vote For Against Abstain FOR Items 2 and 3: 2. To ratify the appointment of 0 0 0 PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. 3. To approve the advisory resolution on 0 0 0 executive compensation. The Board of Directors recommends a vote FOR 1 Year 2 Years 3 Years Abstain 1 YEAR on Item 4: 4. Advisory vote on 0 0 0 0 the frequency of future advisory votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Time the day before the annual meeting date. Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvote.com/dov Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. OR TELEPHONE 1-800-690-6903 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M32633-P07122-Z54825 PROXY DOVER CORPORATION PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING MAY 5, 2011 The undersigned hereby appoints Robert A. Livingston, Brad M. Cerepak and Joseph W. Schmidt, and each of them, as the undersigned’s proxy or proxies, each with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in Phoenix, AZ on May 5, 2011 at 1:00 P.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan. IMPORTANT — You have the option of voting these shares by returning the enclosed proxy card, voting via Internet or by using a toll-free telephone number above and on the reverse side. On the reverse side of this proxy card are instructions on how to vote via the Internet or by telephone. If you vote by either of these methods, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3 AND FOR ONE YEAR FOR PROPOSAL 4. Continued and to be signed on reverse side